As filed with the Securities and Exchange Commission on January 11, 2002
Registration No. 333-37802

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________

Post-Effective Amendment No. 1 to
FORM SB-2

REGISTRATION STATEMENT
UNDER
SECURITIES ACT OF 1933
___________________

XML - GLOBAL TECHNOLOGIES, INC.
(Name of small business issuer in its Charter)

Colorado (State or other jurisdiction of incorporation or organization)	7371 (Primary Standard Industrial Classification Code Number)	84-1434313 (IRS Employer Identification Number)

1818 Cornwall Avenue, Suite 9, Vancouver, British Columbia Canada V6J 1C7
                  (800) 201-1848 (tel) (604) 717-1107 (fax)
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Peter Shandro, Chief Executive Officer
1818 Cornwall, Suite 9
Vancouver, B.C. Canada V6J 1C7
               (800) 201-1848 (tel) (604) 717-1107 (fax)
(Name, address, including zip code, and telephone number of agent for service of process)

          Copies to:
 Clifford L. Neuman, Esq.
Neuman & Drennen, LLC
1507 Pine Street, Boulder, Colorado 80302
     (303) 449-2100 (tel)   (303) 449-1045 (fax)

Approximate date of commencement of proposed sale to public:
 As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Calculation of Registration Fee
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $.0001 par value:	200,000(2)	$.74(3)	$148,000	$100.00
TOTAL:			$148,000	$100.00
(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2)

Registration fees on 6,050,000 shares of common stock that may be acquired upon exercise of warrants and options held by the Selling Securityholders and 6,075,000 shares of common stock which have been issued directly to the Selling Securityholders, have previously been paid.

(3)	Calculated in accordance with Rule 457(c) under the Securities Act on the basis of the market value of the common stock.

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

XML - Global Technologies, Inc.

Cross-Reference Index
	Item No. and Heading In Form SB-2 Registration Statement	Location in Prospectus
1.	Forepart of the Registration Statement and Outside Front Cover Page of Prospectus	Forepart of Registration Statement and Outside Front Cover Page of Prospectus
2.	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front and Outside Back Cover Pages of Prospectus
3.	Summary and Risk Factors	Prospectus Summary; Risk Factors
4.	Use of Proceeds	Use of Proceeds; Risk Factors
5.	Determination of Offering Price	*
6.	Dilution	*
7.	Selling Securityholders	Selling Securityholders
8.	Plan of Distribution	Plan of Distribution
9.	Legal Proceedings	Legal Proceedings
10.	Directors, Executive Officers, Promoters and Controlling Persons	Management
11.	Security Ownership of Certain Beneficial Owners and Management	Security Ownership of Management and Principal Stockholders
12.	Description of Securities	Description of Securities
13.	Interest of Named Experts and Counsel	Legal Matters; Experts
14.	Disclosure of SEC Position on Indemnification for Securities Act Liabilities	Management - Indemnification and Limitation on Liability of Directors
15.	Organization Within Last Five Years	*
16.	Description of Business	Prospectus Summary; Risk Factors; Business
17.	Management's Discussion and Analysis or Plan of Operation	Management's Discussion and Analysis of Financial Condition and Results of Operations; Financial Statements; Business
18.	Description of Property	Business
19.	Certain Relationships and Related Transactions	Certain Transactions
20.	Market for Common Equity and Related Stockholder Matters	Market for Common Stock
21.	Executive Compensation	Management - Executive Compensation
22.	Financial Statements	Financial Statements
23.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	*

* Omitted from Prospectus because Item is inapplicable or answer is in the negative

Prospectus

XML - GLOBAL TECHNOLOGIES, INC.

12,325,000 Shares Common Stock

       This is an offering of shares of the common stock of XML - Global Technologies, Inc. by persons who were issued shares of our common stock or warrants or options to purchase our common stock in private offerings. Selling Securityholders holding warrants or options may sell the common stock covered by this Prospectus when they have exercised their warrants or options to purchase common stock.

       Our common stock is traded on the over-the-counter market and quoted on the OTC Electronic Bulletin Board under the symbol "XMLG." On January 11, 2002, the bid and ask prices of our common stock were $.74 and $.75, respectively. Our common stock is also listed on the Frankfurt Exchange under the symbol "XM6"; however, to date our shares have not traded on the Frankfurt Exchange.

Investing in our common stock involves a high degree of risk. You should read the "Risk Factors" beginning on Page 4.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of This Prospectus is January ____, 2002.

Prospectus Summary

About our Company

       We, together with our subsidiaries, are positioning ourselves to take advantage of what we believe is one of the most significant trends in business today: the adoption of a complete, e-business strategy using XML (eXtensible Markup Language) by global businesses. XML is a markup language that is able to add structure, intelligence and content identification to information on the Internet or intranets. We have been able to identify and develop several commercial products and services that will enable us to exploit the XML opportunities. Our business objective is to give companies a competitive advantage by providing simple and relevant e-business solutions incorporating pure, XML-based technology. Our vision is to create a global e-market place in which enterprises of any size can find each other electronically and conduct business through the exchange of XML based messages:

*	Using standard message structures.
*	According to standard business process sequences.
*	Comprising clear business semantics.
*	According to standard or mutually agreed trading partner agreements.
*	Using open, off-the-shelf business applications.

       Our executive offices are located at 1818 Cornwall Avenue, Suite 9, Vancouver, British Columbia V6J 1C7 Canada. Our telephone number is (800) 201-1848. Our Internet Website address is http://www.xmlglobal.com.

About the Offering

       This is an offering of shares of our common stock by Selling Securityholders who were issued shares of our common stock and/or warrants or options to purchase our common stock. Selling Securityholders who were issued warrants or options may sell the shares of common stock covered by this prospectus when they have exercised their warrants or options to purchase common stock. We will not receive any proceeds from the resale of common stock by the Selling Shareholders. The Selling Securityholders are offering 6,275,000 shares of common stock which they already own and an additional 6,050,000 shares of common stock that may be acquired by them upon exercise of warrants and options which they currently hold. We are registering the common stock covered by this Prospectus in order to fulfill the obligations we have under agreements with the Selling Securityholders.
Shares Outstanding Before Offering:	27,765,000
Shares Outstanding After Offering:	33,815,000
Shares Offered by Selling Securityholders:	12,325,000

Summary Financial Data

       As we have only been in operation for a brief period of time, our historical operating information may not be indicative of our future operating results.

Statement of Operations Data:	Three Months Ended September 30,		Fiscal Year Ended June 30,
	2001	2000	2001	2000

Total Revenues	$ 168,286	$ 485,726	$ 1,235,866	$ 53,185
Operating expenses	1,351,568	645,949	5,086,964	1,713,378
Net loss	(1,293,219)	(380,750)	(4,730,568)	(1,573,241)
Net loss applicable to common stockholders	(1,293,219)	(380,750)	(4,730,568)	(1,573,241)
Basic and diluted loss per share	(.05)	(.01)	(0.17)	(0.07)
Shares used in computing basic and diluted loss per share	27,565,000	27,505,000	27,520,781	21,205,800

	At September 30,		At June 30,
	2001		2001	2000
Balance Sheet Data:
Working capital (deficit)	$ 2,678,965		$ 3,824,905	$ 8,518,004
Total assets	4,347,838		5,720,160	10,082,007
Total Liabilities	189,028		306,456	103,177
Accumulated Deficit	(7,717,877)		(6,424,658)	(1,694,090)
Stockholders' equity	4,034,119		5,321,013	9,978,830

________________

Risk Factors

An investment in our securities is speculative and involves a high degree of risk. Please carefully consider the following risk factors, as well as the possibility of the loss of your entire investment, before deciding to invest in our securities.

We are an early stage company, we have a history of losses, and we expect future losses

       We have never been profitable, we expect to incur net losses for the foreseeable future and we may never be profitable. We incurred net losses of $1,293,219, $4,730,568 and $1,573,241 for the three months ended September 30, 2001 and fiscal years ended June 30, 2001 and June 30, 2000, respectively. As of September 30, 2001, we had an accumulated deficit of $7,717,877.

       We have only recently introduced our new products and services. As a result of our limited operating history it is difficult to forecast our future operating results. We expect to substantially increase our sales and marketing, product development and general administrative expenses. As a result, we will need to generate significant revenues to achieve and maintain profitability in the future. Our future operating results will depend on many factors, including:
*	The overall growth rate for the markets in which we compete
*	The level of market acceptance of, and demand for, XML technology in general and our XML products in particular
*	The level of product and price competition
*	Our ability to attract, train and retain consulting, technical and other key personnel

If the market's acceptance and adoption of XML technologies does not develop, our future results may suffer

       All of our products are based upon and rely solely upon XML technology, which has only recently been commercially introduced. While we believe XML has demonstrated clear advantages over HTML platforms in defining the content of a document, the vast majority of e-commerce still uses HTML. To date, there has not been widespread adoption of XML technology, products or applications. Moreover, there may exist resistance among users of Internet and intranet e-commerce to transition from HTML to XML. Conversely, new entrants into e-commerce may be slow to adopt XML in the absence of widespread acceptance of standards to insure compatibility. As a result, numerous factors, many of which are not in our control, may slow the development of market adoption for XML technology and as a result, our products and services.

       We cannot be sure that XML technology will be adopted as a standard, that XML based products will achieve broad market acceptance, that our XML products will be accepted or that other superior technologies will not be developed. The failure of XML technology to become a standard or the failure of our XML products to achieve broad acceptance could adversely affect our ability to generate revenues. The XML technology is one of several competing technologies used in information exchange and Internet commerce.

Lack of growth or decline in Internet usage or the lack of acceptance of commerce conducted via the Internet could be detrimental to our future operating results

       Our products enhance a company's ability to transact business and conduct operations utilizing the Internet. Therefore, our future sales and any future profits are substantially dependent upon the widespread acceptance and use of the Internet as an effective medium of commerce by consumers and businesses. Rapid growth in the use of the Internet and other online services is a recent development, and we are unsure whether that acceptance and use will continue to develop, or that a sufficiently broad base of consumers will adopt and continue to use the Internet and other online services as a medium of commerce. To be successful, we must rely on consumers and businesses, which have historically used traditional means of commerce to purchase products, accepting and utilizing new ways of conducting business and exchanging information over the Internet.

       In addition, the Internet may not be accepted as a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and web performance improvements. If the Internet continues to experience significant growth in the number of users, frequency of use or an increase in bandwidth requirements, the Internet's infrastructure may not be able to support the demands placed upon it. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. If Congress, or other governing bodies within and outside the United States, decide to alter materially the current approach to, and level of, regulation of the Internet, we may need to adapt our technology. Any required adaptation could cause us to spend significant amounts of time and money. If use of the Internet does not continue to grow or grows more slowly than expected, if the infrastructure for the Internet does not effectively support growth that may occur, if government regulations change, or if the Internet does not become a viable commercial marketplace, our business will likely suffer.

Intense competition and increasing consolidation in our industry could create stronger competitors and harm our business

       The market for our products is intensely competitive, highly fragmented, characterized by rapid technological change and significantly affected by new product introductions. Recent acquisitions of several competitors by large software companies and other market activities of industry participants have increased the competition in our market. Our competitors consist of a number of private and public companies, including, among others, Sequoia Software, Sun Microsystems, Netfish, Excelon, Oracle Software, BEA, Microsoft and Mercator Software. In addition, we face competition from in-house software developers who may develop some or all of the functionality that our products provide. Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition, a broader range of products to offer and a larger installed base of customers, any of which factors could provide them with a significant competitive advantage.

If we fail to develop strategic relationships with industry partners, our efforts to license our product may be unsuccessful

       At the present time, we lack an existing installed customer base to which our innovative products and services can be offered. As a result, we will need to establish critical strategic relationships with industry partners who have large installed customer bases to whom we can offer licenses to our products, which may be combined or bundled, with their own software. Our joint development and marketing relationship with iWay Software is an example of such a strategic relationship. If we are not successful in establishing these relationships, it will be more difficult for us to be successful in our efforts to achieve a large customer base for our products.

In order for our business to be successful, it will be necessary to convince businesses to adopt a new technology and platform

       As we do not have an existing customer base, our success will be dependent upon our ability to convince business to business e-commerce users to adopt XML technology. Many business to business e-commerce users already have long term customer agreements with our e-commerce competitors with whom we may be unable to establish a strategic partnership. Businesses that have made substantial up-front payments to our competitors for electronic commerce solutions may be reluctant to replace their current solution and adopt our solution. As a result, our efforts to create a larger customer base may be more difficult than expected even if we are deemed to offer products and services superior to those of our competitors. In addition, because the business to business e-commerce market is new and underdeveloped, potential customers in this market may be confused or uncertain about the relative merits of each electronic commerce solution or which electronic commerce solution to adopt, if any. Confusion and uncertainty in the marketplace may inhibit customers from adopting our solution.

If we fail to develop new products and services in the face of our industry's rapidly evolving technology, our future results may be adversely affected

       Due to the recent emergence of the Internet and the Web as a forum for conducting business, the market for Web application server systems in which we participate is subject to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. Our growth and future operating results will depend in part upon our ability to enhance existing applications and develop and introduce new applications or components that:
*	meet or exceed technological advances in the marketplace
*	meet changing customer requirements
*	achieve market acceptance
*	integrate successfully with third party software and platforms, and
*	respond to competitive products.

Our product development and testing efforts have required, and we are expected to continue to require, substantial investment. We may not possess sufficient resources to continue to make the necessary investments in technology.

We will continue to need significant capital, without which our business may fail

       We have required significant capital to date and will require additional capital to implement our business plan. We are currently generating only nominal operating revenues. We have no current arrangements with respect to other sources of additional financing and there can be no assurance that additional financing will be available to us on commercially reasonable terms, or at all. None of the Selling Securityholders have committed or are obligated to exercise any of the options or warrants that they hold. As a result, we cannot be sure that we will generate any additional working capital through the exercise of options or warrants. The inability to obtain additional financing, when needed, would have a material adverse affect on us, including possibly requiring us to curtail or cease our operations. To the extent that future financing involves the sale of our equity securities, our then existing stockholders, including investors in this offering, could be substantially diluted.

We need to manage our growth effectively or we may not succeed

       We are a growing company. Our ability to manage our growth will depend in large part on our ability to generally improve and expand our operational and sales and marketing capabilities, to develop the management skills that our managers and supervisors, many of whom have been employed by us for a relatively short time, and to train, motivate and manage both our existing employees and the additional employees that may be required. Additionally, we may not adequately anticipate all the demands that growth may impose on our systems, procedures and structure. Any failure to adequately anticipate and respond to these demands or manage our growth effectively would have a material adverse affect on our future prospects.

Security risks of electronic commerce may deter future use of our products and services

       A fundamental requirement to conduct Internet based, business to business electronic commerce is the secure transmission of confidential information over public networks. Failure to prevent security breaches in the marketplaces, or well-publicized security breaches affecting the Web in general, could significantly harm our business, operating results and financial condition. We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in a compromise or breach of the algorithms we use to protect content and transactions or proprietary information in our databases. Anyone who is able to circumvent our security measures could misappropriate proprietary, confidential customer information or cause interruptions in our operations. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches.

If we lose our key personnel or fail to attract and retain additional personnel, the success and growth of our business may suffer

       A significant portion of our management team has been in place for a relatively short period of time. We have employment agreements with Messrs. Shandro, Ebanks and Ruggles but do not have written employment agreements with our other key personnel. Our future success will also depend significantly on our ability to attract, integrate and retain highly skilled technical personnel who are active and highly regarded in the XML community. As XML technology is relatively new, the degree to which it is accepted and absorbed in the marketplace is dependent, in part, upon assembling technology personnel who have the credibility and skills to successfully promote acceptance of our products. If we are unable to attract, integrate and retain such persons, our business could be adversely affected.

The failure to implement successfully our XML products could result in dissatisfied customers and limited sales

       Implementation of our XML based products involves a significant commitment of financial and other resources by our customers. The customer's implementation cycle can be lengthy due to the size and complexity of their systems and operations. In addition, our customers will rely heavily on third party systems integrators to assist them with the installation and use of our products. Our failure or the failure of our alliance partners, our customers or our third party integrators to implement successfully our products could result in dissatisfied customers which could adversely affect our reputation.

Capacity restrictions of our XML-based products could reduce the demand and utility for our products

       Concurrency restrictions can limit Internet deployment and use capacity. The boundaries of our XML capacity, in terms of numbers of concurrent users or interactions, are unknown because, to date, no customer or testing environment has reached these boundaries. The XML capacity boundaries may, at some future time, be reached and, when reached, may be insufficient to enable our customers to achieve their desired levels of information deployment and exchange. We may lose customers or fail to gain new customers if either of these occurs.

Certain Market Information

Trading Information

       Since November 2000, our common stock has traded on the Over-the-Counter Market and has been quoted on the OTC Electronic Bulletin Board under the symbol "XMLG." Our common stock is also listed on the Frankfurt Exchange under the symbol "XM6"; however, to date the over-the-counter market is the sole trading market.

       The following table sets forth the high and low prices for our common stock on the over-the-counter market and quoted on the Bulletin Board for each quarter since November 2000. The prices presented below are bid and ask prices which represented price between broker-dealers and do not include retail markups and markdowns or any commission to the broker. The prices do not necessarily reflect actual transactions.

	Common Stock
Quarter Ended	Low	High
December 31, 2000	$1.19	$3.75
March 31, 2001	$0.56	$1.45
June 30, 2001	$0.72	$1.13
September 30, 2001	$0.24	$0.75
December 31, 2001	$0.14	$0.50

On January 11, 2002, the bid and ask prices of our common stock as quoted on the Bulletin Board were $.74 and $.75, respectively.

       Our common stock is subject to rules adopted by the Commission regulating broker dealer practices in connection with transactions in "penny stocks." Those disclosure rules applicable to "penny stocks" require a broker dealer, prior to a transaction in a "penny stock" not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Commission. That disclosure document advises an investor that investment in "penny stocks" can be very risky and that the investor's salesperson or broker is not an impartial advisor but rather paid to sell the shares. The disclosure contains further warnings for the investor to exercise caution in connection with an investment in "penny stocks," to independently investigate the security, as well as the salesperson with whom the investor is working and to understand the risky nature of an investment in this security. The broker dealer must also provide the customer with certain other information and must make a special written determination that the "penny stock" is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that, following the proposed transaction, the broker provide the customer with monthly account statements containing market information about the prices of the securities.

       These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares.

Holders

       As of December 20, 2001, the Company had approximately 134 shareholders of record. This does not include shareholders who held stock in accounts at broker/dealers.

Safe Harbor for Forward-looking Statements

In General

       This prospectus contains statements that plan for or anticipate the future. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the following:
*	our software development;
*	consulting and strategic business relationships;
*	statements about our future business plans and strategies;
*	anticipated operating results and sources of future revenue;
*	growth;
*	adequacy of our financial resources;
*	development of new products and markets;
*	competitive pressures;
*	commercial acceptance of new products;
*	changing economic conditions;
*	expectations regarding competition from other companies; and
*	our ability to manufacture and distribute our products.

       Although we believe that any forward-looking statements we make in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified above in the Risk Factors section of this prospectus, include:
*	changes in general economic and business conditions affecting the XML and Internet industries;
*	technical developments that make our products or services less competitive or obsolete;
*	changes in our business strategies;
*	the level of demand for our products and services; and
*	our ability to develop or maintain strategic relationships within the XML and e-commerce industries, which are critical to gaining market share.

       In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

Dividend Policy

       We have not declared or paid cash dividends on our common stock in the preceding two fiscal years. We currently intend to retain all future earnings, if any, to fund the operation of our business, and, therefore, do not anticipate paying dividends in the foreseeable future. Future cash dividends, if any, will be determined by our Board of Directors, based upon such factors as the Company's historical and projected earnings, its working capital surplus and anticipated demands for capital expenditures.

Capitalization

       The following table sets forth our capitalization as of September 30, 2001 on an actual basis. This section should be read in conjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus.
As of September 30, 2001
Stockholders' Equity
Preferred Stock, $.01 par value, 100,000,000 shares authorized; no shares outstanding	$ -
Common Stock, $.0001 par value; 500,000,000 shares authorized:
27,565,000 issued and outstanding shares	2,757

Additional paid-in capital	11,769,748

Accumulated other comprehensive income(loss)	(20,509)
Accumulated deficit	(7,717,877)

Total stockholders' equity and capitalization	$ 4,034,119

       These amounts do not include 6,000,000 shares of common stock we may issue upon exercise of options which may be granted under our Equity Incentive Plan. Currently under the Plan we have issued 3,549,100 options which are subject to outstanding and unexercised options having a weighted average exercise price of $.36 per share. Of the 3,549,100 options, 483,550 options are currently not exercisable by the holder but will vest in the future, subject to the holder's continuing employment.

  Selected Financial Data

       We have set forth below certain selected financial data. This financial data was derived from the consolidated financial statements and notes thereto included elsewhere in this prospectus.
Statement of Operations Data:	Three Months Ended September 30,		Fiscal Year Ended June 30,
	2001	2000	2001	2000
Total Revenues	$ 168,286	$ 485,726	$ 1,235,866	$ 53,185
Operating expenses	1,351,568	645,949	5,086,964	1,713,378
Net loss	(1,293,219)	(380,750)	(4,730,568)	(1,573,241)
Net loss applicable to common stockholders	(1,293,219)	(380,750)	(4,730,568)	(1,573,241)
Basic and diluted loss per share	(.05)	(.01)	(0.17)	(0.07)
Shares used in computing basic and diluted loss per share	27,565,000	27,505,000	27,520,781	21,205,800

	At September 30,		At June 30,
	2001		2001	2000
Balance Sheet Data:
Working capital (deficit)	$ 2,678,965		$ 3,824,905	$ 8,518,004
Total assets	4,347,838		5,720,160	10,082,007
Total Liabilities	189,028		306,456	103,177
Accumulated Deficit	(7,717,877)		(6,424,658)	(1,694,090)
Stockholders' equity	4,034,119		5,321,013	9,978,830

Management's Discussion and Analysis of Financial Condition and
Results of Operations of XML - Global Technologies, Inc.

       The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise noted, references to "we," "our," and "us" refer to XML-Global Technologies, Inc. and its subsidiaries.

History

       Effective August 27, 1999, XML-Technologies, Inc. and International Capital Funding, Inc. (ICF) entered into an agreement and plan of reorganization. In accordance with the plan of reorganization, the shareholders of XML-Technologies, Inc. received 12.5 million shares of ICF stock in exchange for the 12.5 million outstanding shares of XML-Technologies, Inc. The shareholders of ICF retained 5 million shares in exchange for no assets and the assumption of $2,671 of liabilities of ICF by XML-Technologies, Inc. The transaction was accounted for as a recapitalization of XML-Technologies, Inc.

RESULTS OF OPERATIONS - Three Months Ended September 30, 2001 Compared to Three Months Ended September 30, 2000

       REVENUE. Revenue consists of fees received from the sale of e-business solutions and XML-related consulting services. Revenue was $168,300 for the three months ended September 30, 2001, compared to $485,700 for the three months ended September 30, 2000. The decrease over the prior year was primarily attributable to the Korean business-to-business contract, for which $450,000 of revenue was earned in the quarter ended September 30, 2000. This contract was completed earlier in 2001 and our other consulting contracts have been smaller.

       COST OF REVENUE. Cost of revenue includes salaries to employees and contractor fees that can be directly attributable to consulting or project revenue earned in the period. For the three months ended September 30, 2001 and 2000 these costs were $96,300 and $273,600 respectively. The decrease reflects the reduced level of consulting and project revenue compared to the prior year.

       RESEARCH AND DEVELOPMENT EXPENSES. Product and content development costs include expenses we incur to develop our technology and, in the prior fiscal year, our clients' websites. These costs consist primarily of salaries and fees paid to employees and consultants to develop and maintain software and websites. Research and development expenses were $508,100 for the three months ended September 30, 2001, compared to $228,500 for the three months ended September 30, 2000. The increased expenditures over the previous year reflect increased staffing levels to accelerate development of existing and new products.

       MARKETING AND SELLING EXPENSES. Marketing and selling costs include expenses we incur to obtain and maintain client relationships, including customer support. These costs include salaries, advertising and promotion, and conference and travel expenses. For the three months ended September 30, 2001 and 2000, sales and marketing expenses were $290,000 and $104,000 respectively. The increase is due to the addition of staff and marketing initiatives undertaken in the current year to launch our products.

       CONSULTING EXPENSES. Consulting expenses include salaries and travel costs that relate to consulting services, but are not directly attributable to the consulting revenue earned. For the quarter ended September 30, 2001, consulting expenses were $64,900. There were no consulting expenses incurred in the quarter ended September 30, 2000 as our consulting activities were not material.

       GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of salaries, contractor fees, and related costs for general corporate functions, including travel, rent, accounting and legal expenses. For the three months ended September 30, 2001, general and administrative expenses were $331,700, up from $213,800 in the three months ended September 30, 2000. The increase reflects increased staff, travel costs and rent and operating costs relating to the New York office.

       DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense reflects depreciation of computer hardware, software, equipment, leasehold improvements and amortization of intellectual property and completed patents over estimated useful lives of between two and five years. Depreciation and amortization expense was $137,800 and $99,600 respectively for the quarters ended September 30, 2001 and 2000. The increase is due to investments in intellectual property made in the last year, primarily the acquisition of the technology underpinning GoXML ™ DB, which we purchased in January 2001.

       INTEREST INCOME. During the three months ended September 30, 2001 and 2000, the company earned interest income of $25,900 and $155,600 respectively. Changes in interest income generally reflect the balance of funds on hand which has varied depending on fundraising initiatives and spending patterns. Interest income has been earned on funds received from private equity placements, which have exceeded operating expenditures to date. The decrease reflects both a lower cash balance and lower interest rates on investments.

       PROVISION FOR INCOME TAXES. Although the Company incurred a consolidated loss during the three months ended September 30, 2001 and 2000, it recorded $39,400 and $102,500 respectively of income tax expense relating to certain income attributable to taxing jurisdictions in Canada and Korea. Increases in deferred tax assets resulting from the foreign tax credits generated by these taxes have been offset completely by similar increases in the valuation allowance applied to the Company's net income tax expense or benefit.

RESULTS OF OPERATIONS - Fiscal Year Ended June 30, 2001 Compared to Fiscal Year Ended June 30, 2000

       REVENUE. Revenue primarily consists of fees received from custom programming and consulting services and sale of electronic business software products. Revenue was $1,235,900 for the year ended June 30, 2001, compared to $53,200 for the previous fiscal year. The increase was largely due to one large custom programming contract but also due to the sale of software products under development during the previous fiscal period and consulting services relating to our software expertise.

       COST OF REVENUE. Cost of revenue represents the direct salaries and contractor costs associated with providing consulting and contract programming services. The cost of sales attributable to the sale of software licenses is not material. The cost of revenue in the year ended June 30, 2001 was $957,800. There were no comparable costs in the prior year.

       RESEARCH AND DEVELOPMENT EXPENSES. Product and content development costs include expenses we incur to develop our technology and our clients' web sites. These costs consist primarily of salaries and fees paid to employees and consultants to develop software and web sites. For the year ended June 30, 2001 and 2000, these costs were $1,904,400 and $774,100 respectively. The increased expenditures in the year just ended, reflect increased staffing levels to accelerate development of existing and new products.

       SALES AND MARKETING EXPENSES. Marketing, sales and client services costs include expenses we incur to obtain and maintain client relationships. These costs include fees paid to contractors and consultants, related travel and incidental costs and occupancy costs for our New York sales office. For the year ended June 30, 2001, sales and marketing expenses were $963,500, up from $218,700 in the year ended June 30, 2000. The increase is due to the addition of staff, the New York sales office and sales initiatives undertaken in the current year.

       CONSULTING EXPENSES. Consulting expenses consist primarily of salaries, contractor fees and travel expenses related to a contract with Engineering, Management and Integration, Incorporated, to whom we provide consulting services. For the year ended June 30, 2001, consulting expenses were $46,700. There were no consulting expenses incurred in the previous year.

       GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of salaries, contractor fees and related costs for general corporate functions, including travel, finance, accounting and legal expenses. For the year ended June 30, 2001, general and administrative expenses were $1,282,100, up from $629,100 in the previous year. The increase reflects an increase in staff, travel costs and office rent expense.

       DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense reflects depreciation of computer hardware, software, equipment, leasehold improvements, patents and intellectual property over their estimated useful lives of between two and five years. Depreciation and amortization expense was $519,900 and $35,600 respectively for the years ended June 30, 2001 and 2000.

       FAIR VALUE OF OPTIONS GRANTED TO CONSULTANTS. The Company reports the financial impact of stock options using APB-25. Accordingly, we record the fair value of stock options granted to non-employees as an operating expense based on the fair value of the options at the date the services were performed. During the year ended June 30, 2001 we granted 190,000 options to non-employees at exercise prices of $1.00 per share. We estimate that the fair value of each of these options was approximately $0.22. We have recorded an expense of $20,500 in respect of options that have vested. In the prior year, we recorded an expense of $55,900.

       FAIR VALUE OF WARRANTS GRANTED. In March 2001, we granted 60,000 warrants to MarketByte, LLC in consideration of its services to the Company. The warrants permit the holder to purchase up to 60,000 shares of common stock on or before May 2, 2002 at a price of $2.00 per share. We estimate the fair value of each warrant to be approximately $0.06. The total expense associated with these warrants was $4,000. There was no corresponding expense in the prior year.

       LOSS ON WRITE OFF OF INTELLECTUAL PROPERTY. During the year ended June 30, 2001, the Company wrote off the cost of intellectual property associated with the PenOp agreement, which totaled $345,800. There was no corresponding expense in the prior year.

       INTEREST INCOME. During the years ended June 30, 2001 and 2000, the company earned interest income of $396,900 and $94,200 respectively. Interest income has been earned on funds received from private equity placements, which have exceeded operating expenditures to date with the result that cash and cash equivalents increased in the period.

       PROVISION FOR INCOME TAXES. Although the Company incurred a consolidated loss during the years ended June 30, 2001 and 2000, it recorded $318,600 and $7,200 respectively of income tax expense relating to certain income attributable to taxing jurisdictions in Canada. Increases in deferred tax assets resulting from the foreign tax credits generated by these taxes have been offset completely by similar increases in the valuation allowance applied to the Company's net income tax expense or benefit.

LIQUIDITY AND CAPITAL RESOURCES

       Our independent auditor's report states that our consolidated financial statements for the year ending June 30, 2001 were prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to our financial statements, we have incurred losses since inception and have an accumulated deficit. These conditions raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

       Since inception, we have financed our operations primarily through the placement of equity securities. In the year ended June 30, 2001, we did not receive any proceeds from private offerings of equity securities, however in the year ended June 30, 2000, we received net proceeds of approximately $10,477,100. Issue costs associated with these offerings, which have been offset against the net proceeds of the offering, were $840,200. As of September 30, 2001 we had $1,388,700 in cash and cash equivalents and $970,000 in short term investments compared to June 30, 2001, when we had $2,574,600 in cash and cash equivalents and $980,000 in short term investments.

       We have incurred costs to design, develop and implement search engine and electronic business applications and to grow our business. As a result, we have incurred operating losses and negative cash flows from operations in each quarter since we commenced operations. As of September 30, 2001, we had an accumulated deficit of $7,717,900, compared to a deficit of $6,424,700 at June 30, 2001. These losses have been primarily funded through private placement of equity securities.

       Our cash and short term investments at June 30, 2001 are not sufficient to fund operations through the end of fiscal 2002 based on historical operating performance. In order for the Company to maintain its operations it will have to seek additional funding, generate additional sales or reduce its operating expenses, or some combination of these. At current and planned expenditure rates, current reserves are sufficient to fund operations until May 2002.

       We are currently evaluating our operating plan in light of current market conditions, sales forecasts and personnel needs and will make those changes to our operations that are necessary to extend the life of our cash resources. To date we have postponed planned hires, not replaced staff that have left, canceled or not implemented advertising and promotional campaigns and generally limited discretionary expenses. Over the next three months we expect to further curtail operations with a view to reducing our fixed costs.

       In an effort to generate revenues sufficient to fund future operations, the Company is not only actively marketing various software applications and consulting services, but is also developing new products and forming strategic business alliances. We have developed and are working on strategic alliances with iWay Software and IBM which we believe will help us market our products and services while limiting our need for extensive sales teams and related costs. At this time iWay Software is marketing XTS, an XML transformation server which combines a portion of our offerings with its proprietary software solution offerings.

       Our current focus on product development includes two primary areas, the market for business-to-business information exchanges and intra-enterprise application-to-application integration software. We have identified six discrete product offerings focusing on meeting the marketplace needs expected to emerge as a result of perceived growth in the market for the benefits associated with using the XML protocol for communication. However, success is dependent on the extent to which XML-based technologies are adopted by the business community, and there is no assurance that we will realize increased revenues.

       In the event that future operating cash flows do not meet all the Company's cash requirements, it will need additional financing. Success in raising additional financing is dependent on the Company's ability to demonstrate that it can fulfill its business strategy to sell XML-based e-commerce solutions. Should the Company need additional financing through debt or equity placements, there is no assurance that such financing will be available, if at all, at terms acceptable to the Company. If additional funds are raised by the issuance of equity securities, stockholders may experience dilution of their ownership interest and these securities may have rights senior to those of the holders of the common stock. If additional funds are raised by the issuance of debt, we may be subject to certain limitations on our operations, including limitations on the payment of dividends. If adequate funds are not available or are not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brand name, take advantage of acquisition opportunities, develop or enhance services or respond to competitive pressures, any of which could have a materially adverse effect on our business, financial condition and results of operations.

       Currently, the Company has no active negotiations underway to secure financing in light of current market conditions. To date, we have experienced negative cash flows from operating activities. For the three months ended September 30, 2001, net cash used in operating activities was primarily attributable to our net loss of $1,293,200. The net loss for the three month period was partially offset by non-cash depreciation and amortization of $137,800, the fair value of options granted to consultants of $19,000, a non-cash loss on the disposal of fixed assets of $200 and a net cash inflow of $38,700 with respect to working capital changes. For the three months ended September 30, 2001, net cash used in operating activities was therefore $1,174,900. In the three months ended September 30, 2000, we used $135,000 in operating activities, primarily relating to our operating loss. The increase in cash used by operating activities reflects increased staffing and costs relating to our New York office.

       For the three months ended September 30, 2001, net cash used in investing activities was $12,600. We received $10,000 from the sale of investments, and spent $15,700 on computer hardware, software, equipment and leasehold improvements and $6,900 on patent and trademark applications. The computer hardware and software purchases related to server upgrades and computers used by programmers and new employees. In the three months ended September 30, 2000, $225,700 was used in investing activities. Last year, we spent more on leasehold improvements relating to our Vancouver offices, which opened in June 2000, and more on the acquisition of intellectual property and patent and trademark applications.

       For the quarters ended September 30, 2001 and 2000 we did not undertake any financing activities.

       Changes in exchange rates had a net effect of increasing our cash balance by $1,600 compared to a decrease of $100 in the corresponding period in the prior year.

       For the year ended June 30, 2001, net cash used in operating activities was primarily attributable to our net loss of $4,730,600. The net loss for the year was partially offset by non-cash depreciation and amortization of $519,900, the fair value of options granted to employees of $20,500, the fair value of warrants granted of $4,000, the loss on the write off of intellectual property of $345,800, expenses paid through the issuance of common stock of $51,000 and a net cash outflow of $261,700 with respect to working capital changes. For the year ended June 30, 2001, net cash used in operating activities was therefore $4,051,100. In the year ended June 30, 2000 $1,509,300 was used in operating activities. The largest component of the cash outflow in respect of working capital was the prepayment of our New York office rent through December 2002. At June 30, 2001 the prepaid balance was $171,000.

       For the year ended June 30, 2001, net cash used in investing activities was $603,500. We spent $312,800 on computer hardware, software, equipment and leasehold improvements, $56,000 on patent and trademark applications, $254,700 on intellectual property, and received proceeds of $20,000 on short-term investments. The computer hardware and software purchases related to server upgrades and computers used by programmers. The leasehold improvements relate to both our new Vancouver offices which opened in June 2000, and our new New York office which opened in February 2001. In the year ended June 30, 2000, net cash used in investing activities was $1,434,900.

       For the year ended June 30, 2001, there was $307,000 of cash used in financing activities. In the year ended June 30, 2000, $10,477,100 was provided by financing activities relating to the private placements of equity securities.

       Changes in exchange rates had a net effect of increasing our cash balance by $400 in the year ended June 30, 2001 compared to a decrease of $6,700 in the prior year.

       As of September 30, 2001, we had no contractual capital commitments outstanding.

       Our ability to generate significant revenue is uncertain. We incurred net losses of approximately $1,293,200 and $380,800 during the three months ended September 30, 2001 and 2000 respectively. We expect losses from operations and negative cash flow to continue for the foreseeable future, at least through fiscal 2002, as a result of our expansion plans and our expectation that operating expenses will increase in the next several years. The rate at which these losses will be incurred may increase from current levels. Although we have experienced revenue growth, revenues have been substantially less than expenses and may not increase in the future. If our revenue does not increase and if our spending levels are not adjusted accordingly, we may not generate sufficient revenue to achieve profitability, which would have a materially adverse effect on our business, financial condition and results of operations. Even if we achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future.

       Our working capital requirements depend on numerous factors. We have experienced increased expenditures since inception, consistent with growth in our operations and staffing, and expect that this trend will continue for the foreseeable future. We anticipate incurring additional expenses to increase our marketing and sales efforts, for software and infrastructure development. Additionally, we will continue to evaluate possible investments in businesses, products and technologies, the expansion of our marketing and sales programs and brand promotions. If we experience a shortfall in revenue in relation to expenses, or if our expenses precede increased revenue, our business, financial condition and results of operations could be materially and adversely affected.

       We currently estimate that available cash resources at September 30, 2001 will be sufficient to meet our expected needs for working capital and capital expenditures through May 2002. We may need to raise additional funds, however, in order to fund more rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. There can be no assurance that any required additional financing will be available on terms favorable to us, or at all.

       Some of our revenues are earned and a substantial portion of our payroll and other expenses are paid outside the United States in currencies other than US dollars. Because our financial results are reported in US dollars, they are affected by changes in the value of the various foreign currencies in which we make payments in relation to the US dollar. We do not cover known or anticipated currency fluctuation exposures through foreign currency exchange option or forward contracts. The primary currency for which we have foreign currency exchange rate exposure is the Canadian dollar. Our financial instruments, including cash, accounts receivable, accounts payable and accrued liabilities are carried at cost which approximates their fair value because of the short-term maturity of these instruments.

1999 EQUITY INCENTIVE PLAN

       On October 19, 1999 the shareholders approved the 1999 Equity Incentive Plan (the "1999 Plan") which provides for the grant of:
*	incentive and nonstatutory stock options,
*	stock bonuses,
*	rights to purchase restricted stock and
*	stock appreciation rights.

Our Board of Directors adopted the 1999 Plan on September 15, 1999. The Plan provides a means by which selected officers, employees and consultants may be given an opportunity to purchase our stock, to assist in attracting and retaining employees holding key positions and to provide incentives for such persons to exert maximum efforts. The 1999 Plan is administered by our Board of Directors, which has exclusive power over the granting of options and their vesting provisions. In May 2001, our shareholders approved an increase in the number of shares authorized to be issued under the Plan to 6,000,000 shares, of which 3,549,100 options have been granted to employees, directors and consultants at a weighted average exercise price of $.36 per share.

FRANKFURT STOCK EXCHANGE

       In August 2001, we listed our shares on the Frankfurt Stock Exchange. To date, our shares have not traded pending coordination of our German communications activities. We expect that trading of our shares on the Frankfurt Stock Exchange will commence in the first calendar quarter of 2002, although there can be no assurances that we will be successful in establishing trading of our stock in Germany in that period or at all.

Business

Overview

Business Development

       Effective August 27, 1999, XML-Technologies, Inc. (XML-Technologies) and International Capital Funding, Inc. (ICF) entered into an Agreement and Plan of Reorganization (the Agreement). In accordance with the Agreement, the stockholders of XML-Technologies received 12.5 million shares of ICF stock in exchange for the 12.5 million outstanding shares of XML-Technologies. The stockholders of ICF retained 5 million shares in exchange for no assets and the assumption of $2,671 of liabilities of ICF by XML-Technologies. The transaction was accounted for as a recapitalization of XML-Technologies and the accompanying consolidated financial statements present the financial position, results of operations, and cash flows of XML-Technologies. After entering into the Agreement, the ownership percentage of the original stockholders of XML - Technologies was reduced from 100% to 71%.

       ICF was organized in 1991 for the purpose of consummating a merger or acquisition with a private entity. Prior to entering into the Agreement, it had no material amount of assets or liabilities and no operations. Subsequent to completing the Agreement, ICF changed its name to XML-Global Technologies, Inc. ("XML-Global Technologies" or the "Company") and changed its fiscal year-end to June 30.

       XML-Technologies is a Nevada corporation organized on May 18, 1999 to hold either directly or indirectly all outstanding shares of XML-Global Research, Inc. and Walkabout Website Designs, Ltd., both of which are British Columbia corporations. XML Technologies and its subsidiaries engage in the business of developing software applications using XML (eXtensible Markup Language). XML is an abbreviated version of SGML (Standard General Markup Language), an international standard for defining descriptions of the structure and content of electronic documents.

       In October 1999, DataXchg, Inc. was formed by the Company and David Webber, a Director of the Company. Initially, DataXchg was 40%-owned by XML Global Technologies and 60%-owned by Mr. Webber. In exchange for his interest, Mr. Webber assigned to DataXchg certain technology which underlies our current product known as GoXML Transform, which offers the ability to convert standard EDI documents into XML format. In June 2000, we acquired Mr. Webber's 60% interest in DataXchg in exchange for issuing to Mr. Webber 1,000,000 shares of our common stock. As a result of this transaction, DataXchg became our wholly-owned subsidiary.

       On January 17, 2001, the Company, through a newly incorporated subsidiary, 620486 BC Ltd., acquired the issued shares of Bluestream Database Software Corp., a British Columbia corporation which had developed proprietary XML database software.

       On December 17, 2001, we signed a non-binding letter of intent for our newly-formed subsidiary, LE Informatics, Inc., to acquire BioImaging Solutions, Inc., a consulting company involved in law enforcement and biometric information systems. If consummated, the transaction would not constitute a significant acquisition under applicable accounting and reporting rules.

Our Mission

       Our business objective is to give companies a competitive advantage by providing simple and relevant e-business solutions incorporating pure, XML-based technology. Our vision is to create a global e-market place in which enterprises of any size can find each other electronically and conduct business through the exchange of XML based messages:
*	Using standard message structures.
*	According to standard business process sequences.
*	Comprising clear business semantics.
*	According to standard or mutually agreed trading partner agreements.
*	Using open, off-the-shelf business applications.

Operations

       The founders of the Company began working with Extensible Markup Language ("XML") in early 1998 and began to develop software as a group in the fall of 1998. XML Technologies, Inc. was formed in May 1999 to develop commercial applications using the founders' XML expertise. In July 1999, we commenced sales of Cartnetwork, our proprietary e-commerce software and in July 1999, we announced goXML, which we believe is the world's first XML context search engine. On September 29, 1999, we filed an application with the United States Patent Office in respect of our GoXML search engine under the title "Authoring, altering, indexing, storing and retrieving electronic documents embedded with contextual markup".

       We continue to develop proprietary XML-based solutions for the Internet-based economy with a focus on e-commerce and the conversion of data from legacy formats to XML. Our main sources of revenue are currently from XML-related consulting and the licensing of our software. In fiscal 2001, we derived most of our revenue from contract XML software development.

       During the year ended June 30, 2001 our operations were funded by a combination of previous equity issuances and sales of services. Although one customer accounted for 76% of fiscal 2001 revenues, our work for that customer has been completed and we are not economically dependent on any customer or group of customers.

About XML

       While Hyper Text Markup Language ("HTML") describes the appearance of a web page, XML describes the nature of the data. XML lets businesses structure and exchange information without rewriting their existing systems or adding large amounts of middleware. When XML was first introduced, it appeared as if it might be a document-centric tool to provide structured documents. The rapid development of electronic commerce has created a much broader application of XML as an enabler of infrastructure technology, including SQL or Java.

       XML is a standard for specifying a document markup language based on plain-text tags. It provides the key to separating Web content from presentation. When a system receives a page of HTML, it can display the page but it cannot understand what the content means. A page tagged in XML, however, would allow the user to pull specific price and product data out of a Web catalog page. Although Electronic Data Interchange ("EDI") was intended to allow trading partners to exchange documents and to send and receive requests quickly and easily, in practice it proved expensive for companies to implement and difficult to get different EDI systems to communicate with each other. XML provides a solution to this problem by providing a medium for businesses to exchange data.

Marketing Strategy

       In order to grow our business, we intend to focus our corporate identity and product solutions in targeted vertical markets including consumer goods and government. We will provide data transformation and registry capabilities in the form of single vendor XML-middleware software.
*

Streamline delivery systems - While we sell and install our products, we are working to expand our sales channels through systems integrators and independent software vendors that will incorporate our software into their offerings.

*

Enhance market awareness - This will include branding, Internet marketing, technology and data alliances to improve our business image with leading industry and technology groups, and expanding our sales capacities.

Target Customers

       Our success in discussions with Global 2000 companies leads us to conclude that we should focus our efforts in this segment since these companies potentially offer the largest returns. However, our sales growth is currently restricted more by our limited ability to implement than by our ability to generate sales leads. In order to provide this implementation, therefore, we intend to work with one or more systems integrators. Outsourcing a portion of this implementation will permit us to minimize our infrastructure and focus on our core competency, software development.

Our strategic relationships

       We have developed important relationships with many of the leading XML firms and we are also maintaining an active role in associations and industry consortiums that are considered leaders in the development of XML standards.

Corporate relationships

       We have agreements for the exchange, development and cross-license of XML and other applications. We consider the creation and maintenance of these relationships to be important to our business development and future success.
*

iWay - In May 2001, we entered into an OEM (original equipment manufacturer) contract with iWay Software, a division of Information Builders, Inc. iWay Software and XML Global are co-developing Transform Server, a web services product that will be jointly marketed by iWay and XML Global.

*	IBM - In May 2001 we joined International Business Machines Corporation's jStart web services joint marketing program.

Standards Associations

       We are active in standards associations relating to electronic business, allowing us to maintain an active role in shaping and understanding new standards. Our participation in these organizations also helps us increase our profile and is beneficial to our business development activities. Our memberships comprise:
*

XML EDI. This is a consortium of over 1,500 of the world's leading technology-based companies co-founded and directed by David Webber, one of our Directors. Its purpose is to promote the exchange of information and technology among participants in the XML-EDI industry.

*

ebXML. This is an association sponsored by the United Nations and OASIS whose mandate is to develop standards for businesses to use the Internet for the exchange of data and e-commerce and business-to-business transactions using XML. Duane Nickull, our Chief Technology Officer, is Editor of the Technical Architectural Committee of ebXML.

*

OASIS. OASIS is a non-profit international consortium of users and vendors dedicated to the promotion of open specifications for the exchange of structured data. It is focused on the definition and implementation of XML communication.

Our Products

       We believe that two of the key promising applications for XML are business-to-business information exchanges and intra-enterprise application-to-application integration. Our software has applications in both of these areas.

GoXML Transform Foundation

       GoXML Transform Foundation's patented transformation engine was originally developed for XML/EDI transformations by one of the founders of the XML/EDI Group and XML Global's Director, David Webber. Transform is ideally suited to B2B environments, particularly those using EDI and SQL databases, and any other environment in which disparate forms of data need to be transformed for interoperability. One of the difficulties with current EDI systems is the need for very careful mapping of one field to another. With GoXML Transform, XML data mapping can be easily managed with an environment that includes two main components: a GUI for creating mapping templates and a server-side transformation engine, both written in Java. In a typical deployment, users will determine which legacy source files require transformation and will create the transformation templates.

GoXML Transform Server

       Transform Server is an XML transformation engine with the potential to unite the operation of virtually all information systems, including the Web and EDI. GoXML Transform Server is a 100% JavaTM-based transformation and integration engine for a document-based information exchange. We developed GoXML Transform Server in conjunction with iWay Software, the integration middleware division of Information Builders Inc. GoXML Transform Server accepts and sends documents via IBM MQSeries, HTTP, TCP/IP, email or file system and provides reusable transformations for application servers, integration brokers and other integration technologies, GoXML Transform Server also lets developers and planners accomplish their integration goals with just two well known languages, XML the language of computer interactions and SQL the common speech of relational databases.

       The new GoXML Transform Server product combines GoXMLTM Transform Foundation, our patented high-performance XML transformation engine and iWay's specialized connector technologies for integrating complex IT assets, including over 120 different applications and data sources.

GoXML Transform Central

       GoXML Transform Central is an enterprise registry platform based on the most advanced native XML database, search and security, is powered by the GoXML Transform Foundation and uses commonly accepted standards, protocols and methodologies, including ebXML and UDDI. Central provides a modular, scalable platform that facilitates integration with backend systems and systems belonging to partners, suppliers, and customers in a secure and consistent manner.

GoXML db

       GoXML db is a native XML database and query engine which can be deployed as a stand-alone repository or combined with other GoXML products, such as GoXML Search and GoXML Transform to solve complex business problems. XML documents are stored directly, without the need for data decomposition or reconfiguration.

       The GoXML db server environment contains our core components: a Java Application Program Interface ("API") for public access to the database, the internal Xpath query engine, the StreamStore Index System, and the StreamStore Manager. GoXML db is 100% Java, making it highly portable and embeddable, and allows multiple, concurrent sessions and session pooling.

GoXML Search

       GoXML Search is a server-based and context-based XML search engine that delivers precise results. GoXML Search processes query requests from any client or application via Hyper Text Transfer Protocol ("HTTP") and returns the results in XML format, making it the obvious choice for corporations with a great deal of data to access.

Xtract

       Xtract is a Web based service that requires only Internet access to submit, search, modify, create reports, and alert police to stolen property transactions in real time. It was designed with, and is in use by, a law enforcement agency. Pawnshop employees enter information into a web browser as property transactions take place. The transaction history is available to police upon submission over the Internet allowing police to identify and recover stolen property and those involved in crime.

       The Xtract stolen property intelligence system delivers three major benefits to the police departments that utilize it and, therefore, to the general public they serve:
*	improved property recovery;
*	inter-agency collaboration; and
*	resource optimization.

Competition

       We have a number of competitors that are seeking to provide solutions in different ways. Although many companies claim capability across a wide range of business competencies, most have specialties that can be categorized by project type, project phase or which are vertical market specific.

GoXMLTM Transform Foundation

       The products which most closely correspond to GoXML Transform are:
*	Netfish XDI.
*	Sterling Commerce Gentran Web Suite.
*	TIE Commerce eVision, EDGE.
*	Data Junction Integration Suite.
*	DataMirror Transformation Server.
*	TIBCO Extensibility.
*	Infoteria IXSLT, iPEX.

GoXMLTM Transform Central

       The ability to dynamically conduct business among multiple business partners without implementing expensive, complex systems has traditionally been elusive. Although technology has recently improved, low cost, turnkey solutions still do not exist and proprietary protocols, or solutions that focus on specific industry segments, do not yet allow global, multiple industry participation.

       Because GoXML Central uses commonly accepted standards, protocols and methodologies to provide a modular, scalable platform that facilitates integration with various backend systems, it is distinguished from its competitors, which have generally fallen prey to proprietary standards. Competitors in this arena include:
*	BEA WebLogic Server.
*	Attunity B2B.
*	Extricity B2B.
*	Interwoven Teamsite.
*	Level 8 Geneva Enterprise Integrator.
*	Microsoft Commerce Server.
*	Orbit.
*	Sun Microsystem iPlanet Application Server.
*	TIBCO ActiveEnterprise.
*	Viquity.
*	Viria BusinessWare.

GoXML Tranform Server

       The competition for XML integration servers is emerging but includes integration servers sold by:
*	Mercator Software, Inc.
*	Web Methods, Inc.

GoXMLTM db

       The products that most closely correspond to GoXML db include:
*	Excelon.
*	Oracle.
*	Pervasive.SQL.
*	Software AgInfoLink Tamino.

GoXMLTM Search

       Competition for the GoXML search engine comes from traditional database search tools, HTML search engines and XML search engines. In specific situations, any one of these product types could potentially compete with GoXML, however, none offer the power of contextual searching. The products that most closely correspond to GoXML Search are:
*	Autonomy "Portal-in-a-box".
*	Nimble Integration Suite.
*	Sequoia XPS.
*	PyBix Xdisect.
*	XYZFind.

Intellectual property

       We attempt to protect our intellectual property to the greatest extent practicable using a combination of patents, licenses, trademarks and other methods. We summarize below the steps taken to date and the corresponding limitations.

Patents and Licenses

       We have applied for a 51-point patent covering the contextual search aspects of our GoXML search engine. We hold a US patent in respect of GoXML Transform. The patent addresses the user interface that is critical to the ease of use.

Trademarks

       We have been granted a US trademark registration for "GoXML" and have applied to the US Patent and Trademark Office to register "XML Global" as a trademark. We are seeking to protect these trademarks in other world jurisdictions.

URLs

       We have registered our key Internet URLs including xmlglobal.com and GoXML.com and review these registrations on a regular basis to ensure that they remain current and in good standing.

Limitations of Intellectual Property Protection

       No assurance can be given that any patent will be issued or that the scope of any patent protection will exclude competitors or that any patent, if issued, will be held valid if subsequently challenged.

       While we have applied for registration of trademarks and registered domain names in an effort to protect them, we cannot be sure of the nature or extent of the protection afforded, since trademark registration does not assure any enforceable rights under many circumstances and there exists significant uncertainty surrounding legal protections of domain names.

       In addition, we try to protect our software, to the extent not patentable, by registering copyrights of the source code. However, there can be no assurance that any steps that we take in this regard will be adequate to deter misappropriation of our proprietary rights or independent third parties developing functionally equivalent products. Despite our precautions, unauthorized parties may attempt to engineer, reverse engineer, copy, or obtain and use our products or other information.

       Although we believe that our products do not infringe on the intellectual property rights of others, there can be no assurance that an infringement claim will not be asserted against us in the future. The prosecution or defense of any intellectual property litigation can be extremely expensive and would place a material burden upon our working capital.

Research and development

       We have 39 full time equivalent employees devoted to software research and development and Website development. In the years ended June 30, 2000 and 2001, we expended approximately $774,100 and $1,904,400 respectively, for research and development costs related to our products.

Employees

       We now have 55 full time employees, 47 of whom are located at our principal office in Vancouver, British Columbia, and eight who are located in various cities throughout the United States. In addition, we also have an additional labor pool consisting of contract professionals that are hired on a part-time basis.

Facilities

       We maintain our corporate headquarters in Vancouver, Canada, and a sales office in New York City. The Vancouver lease agreement is for approximately 8,100 square feet of office space and expires in 2005. The New York lease is for approximately 2,500 square feet and expires in 2002. We also have geographically dispersed employees who work out of home offices.

       The Company owns or leases a variety of computers and other computer equipment for its operational needs. This year the Company has significantly upgraded and expanded its computers and related equipment in order to increase efficiency, enhance reliability, and provide the necessary base for business expansion.

       The Company believes that its facilities and equipment are suitable and adequate for the business of the Company as presently conducted.

Legal Proceedings

       We are not involved in any material legal proceedings.

General Risks of Our Business

We are vulnerable to general Internet systems failures or interruptions of our service

       Our success depends on the capacity, reliability and security of our networking hardware, software and telecommunications infrastructure. Despite precautions taken by us, our system is susceptible to natural and man-made disasters. Telecommunications failures, computer viruses, electronic break-ins or other similar disruptive problems could adversely affect the operation of our systems. Any such technical failure or security problems could harm our business, financial condition and results of operations. Periodically, we may experience unscheduled system downtime that may result in our Website being inaccessible to customers, or we may experience slow response times which may result in decreased traffic to our Websites. If these problems arise, they could materially and adversely affect our business, results of operations and financial condition.

Additional government regulations may adversely affect our business

       The laws governing Internet transactions remain largely unsettled. The adoption or modification of laws or regulations relating to the Internet could harm our business, operating results and financial condition by increasing our costs and administrative burdens. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, consumer protection and taxation apply to the Internet. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. We must comply with new regulations in Europe, Canada and the United States, as well as any other regulations adopted by other countries where we may do business. The growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, as well as new laws governing the taxation of Internet commerce. Compliance with any newly adopted laws may prove difficult for us and may harm our business, operating results and financial condition.

       In 1998 the United States Government enacted a three-year moratorium preventing states and local governments from imposing new taxes on electronic commerce transactions. This moratorium has been extended until November 2003. Upon expiration of this moratorium, if it is not further extended, states or other governments might levy sales or use taxes on electronic commerce transactions. An increase in taxation of electronic commerce transactions might also make the Internet less effective for consumers and businesses.

We may be subject to future product liability claims and our products' reputations may suffer

       Many of our installations will involve projects that are critical to the operations of our customers' business and provide benefits that may be difficult to quantify. Any failure in a customer's system could result in a claim for substantial damages against us, regardless of our responsibility for the failure. Although our license agreements with our customers will contain provisions designed to limit contractually our liability for damages arising from negligent acts, errors, mistakes or omissions, it is possible that these provisions will not be enforceable in certain instances or would otherwise not protect us from liability for damages. Although we maintain general liability insurance coverage, this coverage may not continue to be available on reasonable terms or at all, or may be insufficient to cover one or more large claims. Moreover, such insurance coverage may not provide benefits for certain product liability claims.

       In addition, we plan to enter into agreements with our strategic alliance partners whereby we license our products for integration with the alliance partners' products. If an alliance partners' product fails to meet customer expectations or causes a failure in its customer's systems, the reputation of our products could be materially and adversely affected, even if our products performed in accordance with their functional specifications.

Corporate Organization

       Our Company is comprised of a series of corporations organized in a multi-tiered arrangement depicted in the following schematic:

XML - Global Technologies, Inc. (Colorado)
100%	100%	100%	100%
XML Technologies, Inc. (Nevada)	DataXchg, Inc. (Delaware)	LE Informatics, Inc. (Delaware)	620486 BC, Ltd. (British Columbia, Canada)
100%	100%
XML Global Research, Inc. (British Columbia, Canada)		BlueStream Database Software Corp. (British Columbia, Canada)
100%
Walkabout Website Designs, Ltd. (British Columbia, Canada)

       The functions and relationships of these entities to one another can be summarized as follows:

*

XML - Global Technologies, Inc., a Colorado corporation, ("XML Global") is the parent corporation whose shares of common stock are registered under the Exchange Act. XML Global is primarily involved in capital formation and marketing and sales efforts for the Company's products. In addition, it holds intellectual property rights, including trademark registration applications, our pending patent applications and an exclusive license from DataXchg, Inc. to market the expressXCHG product to end users. XML Global has a professional services agreement with XML Research (described below) pursuant to which XML Global has been assigned the right to all technology and intellectual property rights owned by XML Research.

*

XML Technologies, Inc., a Nevada corporation, ("XML Nevada") is a wholly owned subsidiary of XML Global. Founded in 1999, XML Nevada holds the assignment of all of the past and future intellectual property rights developed by our technology founders, Duane Nickull, Matthew MacKenzie, Jamie Hoglund and Michael Palethorpe, including the pending patent and agreement with XML Research described above. XML Nevada was acquired by XML Global in a reorganization in August 1999. In that transaction, the shareholders of XML Nevada were issued 12,500,000 shares of our common stock in exchange for 100% of the outstanding common stock of XML Nevada. As a result of this share exchange, the shareholders of XML Nevada acquired 71% of our total outstanding shares.

*

XML Global Research, Inc., a British Columbia corporation, ("XML Research") is a wholly-owned British Columbian subsidiary of XML Nevada. XML Research performs the technology research and development under contract with XML Nevada. XML Research operates out of its Vancouver, British Columbia offices and was created to ensure that the intellectual property developed by the Company's Canadian-based technology employees is made available to and owned by XML Nevada.

*

Walkabout Website Designs, Ltd.., a British Columbia corporation, ("Walkabout") was acquired by XML Research in May 1999 in order to obtain a client base to be used for beta testing of its technology. At the present time, Walkabout has no separate employees, offices or corporate functions.

*

DataXchg, Inc., a Delaware corporation, ("DataXchg") was formed by XML Global and David Webber, a director of the Company in October 1999. Initially, DataXchg was 40% owned by XML Global and 60% owned by David Webber. In exchange for 60% of the outstanding shares of DataXchg, David Webber assigned to DataXchg all of his right, title and interest in and to the intellectual property rights and underlying technology owned, developed or conceived of by them pertaining to business-to-business solutions and EDI and XML-EDI solutions, including, without limitation, the e-business solutions known as "BizTokens" and the software product known as "expressXCHG", which offers the ability to convert standard EDI documents into XML format. DataXchg also granted to XML Global an exclusive perpetual worldwide license to use and sublicense and make, use and sell products based on the technology and associated intellectual property rights owned by DataXchg, in consideration for a variable royalty. In June 2000, we acquired Mr. Webber's 60% interest in DataXchg, Inc. in consideration of issuing to Mr. Webber 1,000,000 shares of our common stock. As a result of this transaction, DataXchg became our wholly-owned subsidiary.

*

LE Informatics, Inc., a Delaware corporation, was formed by XML Global as a wholly-owned subsidiary. We plan to transfer to LE Informatics our intellectual property rights associated with our "Xtract" software and license to LEI our other products including Go XML Transform Foundation, Go XML Transform Central, Go XML db and Go XML Search. The transfer and license of these intellectual property rights are part of a plan to acquire BioImaging Solutions, Inc., a Delaware corporation, pursuant to which the sole shareholder of BioImaging will receive approximately 15% of the outstanding capital stock of LE Informatics. Assuming the acquisition is consummated, of which there can be no assurance, LE Informatics will pursue business opportunities of in the field of law enforcement and biometric information systems.

*

BlueStream Database Software Corp., a British Columbia corporation ("BlueStream") was acquired by XML Global in January 2001. In the transaction, XML Global formed an acquisition subsidiary known as 620486 BC, Ltd., a British Columbia corporation, to acquire BlueStream. For 100% of BlueStream, we issued 100,000 shares of preferred stock in the British Columbia subsidiary which is convertible into an equal number of shares of XML Global. In addition, XML Global paid a total of $243,000 in cash and notes, and assumed $82,000 in obligations owed by BlueStream to its sole shareholder, James Tivy. BlueStream owns the proprietary software and intellectual property rights underlying our XML-based native database product which we call GoXML DB.

Management

Directors, executive officers and key employees

       Our executive officers, key employees and outside Directors and their respective ages and positions are set forth below:

Name	Age	Position
Peter Shandro	57	Chairman of the Board, Chief Executive Officer, President and Director
Duane Nickull	37	Chief Technology Officer and Director
Simon Anderson	40	Chief Financial Officer and Director
Laurie Horvath	26	Controller and Principal Accounting Officer
Gordon Ebanks	40	Executive Vice President Sales and Marketing
Matt MacKenzie	24	Vice President Research and Development
Lawell Kiing	35	Vice President Software Development and Services
David Webber	47	Vice President Business Development and Director
Dick Hardt	40	Director
Timothy Ruggles	54	President of LE Industries, Inc.

       Peter Shandro has been our CEO and a Director since June 1999 and President since June 2000. He was an initial founder of XML Technologies, Inc., the Nevada corporation, and supervised its reorganization with the Company in August 1999. From 1970 to 1982, he was a Partner and Vice President of Marketing with FMH Canada, Ltd., a leisure products distribution company. Since 1992, through his privately owned companies, Noram Capital Partners and Wes-Sport Holdings, Ltd., he has arranged private debt and equity as well as bank financing for both public and private companies. He is currently the owner, President and Director of Spectrum BioTech, Inc., a private company that holds the patents to a unique self-destructing safety syringe. This company is not currently active. He is also a partner in Production Finance, Inc., a merchant trade finance company specializing in financing companies in the leisure and lifestyle products industry. From 1982 to 1991, he provided management and marketing services for Noram Recreation, Ltd., a company engaged in the development, financing and operation of eight aquatic recreation businesses.

       Duane Nickull has been a Director since August 1999. Mr. Nickull was our President from August 1999 to June 2000 and our Chief Technology Officer from June 2000 onward. He has worked with computers for 19 years and is a certified level 2 HTML Designer with application skills in Javascript and DHTML. Prior to helping form and organize XML, from 1986 to 1999 he was President of Nickull-Dowdall Sales, Ltd., a cosmetics manufacturer.

       Simon Anderson has been Chief Financial Officer and Director since June 1999. Mr. Anderson has also been a 50% owner and Vice President of MCSI Consulting Services Inc. from 1996 to present, to which he devotes about half of his time and attention, since April 2001. In connection with his MCSI Consulting Services Inc. duties, he has been Chief Financial Officer of HealthMetrx, Inc. a Vancouver-based health informatics company. Mr. Anderson is both a Chartered Accountant and a Chartered Business Valuator and from 1994 to 1996 was a partner with BDO Dunwoody, an international accounting and consulting firm, where he specialized in mergers, acquisitions and valuations. From 1999 to the present, he has been a director of mv Video, a Vancouver-based post production facility. From 1999 to 2000 he was Treasurer of MC2 Learning Systems, Inc. He was also a director of Tradewind Communications, Ltd. from March 1997 to June 1999 and a director of Flexemessaging.com, Inc. from March 1999 to June 1999. Mr. Anderson received a Bachelor of Commerce in Accounting and Management Information Systems from the University of British Columbia in May 1983 and was admitted as a member of the Institute of Chartered Accountants in British Columbia in 1986. He is also a member of the Canadian Institute of Charter Business Valuators.

       Laurie Horvath has been our Controller and Principal Accounting Officer since May 2000. Ms. Horvath was an Accountant with Martin Meeres, Chartered Accountants from 1994 to 1998 and a Financial Analyst in Corporate Accounting with Canadian Airlines International Ltd. from 1998 to May 2000. She was admitted as a member of the Certified General Accountants Association of Canada and British Columbia in August 1999.

       Gordon Ebanks has been our Executive Vice President of Sales and Marketing since November 2000. He previously served as Founder, President and Chief Operating Officer of Performance Wave from 1997 to 1999. In less than eighteen months, Performance Wave overcame deeply entrenched competition to make the proprietary suite of Java-based products an industry standard before the company was sold for a substantial profit to the Gelco Information Network. From 1989 to 1997, prior to the April 1997 acquisition by Procter and Gamble, Mr. Ebanks was Chief Information Officer of Tambrands, the $700 million global consumer goods company, where he was responsible for developing and executing the company's global Internet strategy. Prior to joining Tambrands, Mr. Ebanks spent four years as group systems manager at Mobil Oil, and from 1981 to 1983 he worked in IBM's logistics group. Mr. Ebanks is a graduate of South Bank University in London, England, earning a bachelor degree in both computer science and mathematics, as well as an executive MBA in finance.

       Matthew MacKenzie has been our Vice President of Research and Development since August 1999. Mr. MacKenzie attended the University of New Brunswick from September 1996 to April 1999, majoring in Sociology. Prior to 1996, Mr. MacKenzie was a high school student.

       Lawell Kiing has been our Vice President of Software Development and Services since March 2001. Mr. Kiing was previously a software developer with IBM Canada Ltd. and has more than 11 years experience with software development. He received his Bachelor of Science from the University of British Columbia in 1988.

       David R. R. Webber has been a Vice President of DataXchg and Director of the Company since October 1999. Mr. Webber is co-founder of the XML/EDI Group, a consortium which provides technical support to the advancement of XML/EDI technologies as an emerging worldwide standard. In January 1999, he founded Gnosis, Inc., a computer consulting firm which he continues to serve as President. From January 1997 to January 1999, he was a Senior Engineer with Elumen Solutions, a health care management information systems firm. From September 1994 to January 1997, he was Project Manager for LNK Corporation, an information technology research firm. From March 1994 to September 1994, he was an EDI specialist with DynCorpViar. Mr. Webber has a degree in Physics with Computing from the University of Kent at Canterbury which was received in 1976.

       Dick Hardt has been a director of the Company since October 2000 and is Founder and CEO of ActiveState Tool Corp. Mr. Hardt is a founder of several business ventures and has been active in commercial software development since 1986 when he left the University of British Columbia to work at Consumers Software. He later joined Paradigm Development, which performed software consulting for firms such as Aldus, Adobe and Microsoft. In 1993, Mr. Hardt connected Paradigm to the Internet and founded Hip Communications Inc. which was a web development and hosting companies based in western Canada. He subsequently sold Hip Communications Inc. and then co-founded ActiveState Tool Corp. with O'Reilly and Associates in 1997. The company is currently the dominant provider of products and services for Perl.

       Timothy Ruggles has been President of LE Informatics, Inc. since December 2001. From 1990 to 1996, Mr. Ruggles worked for TRW Inc.'s Avionics and Surveillance Group as a Systems Architect and Lead Project Manager on national and local criminal justice information systems. Between 1996 and 2000, Mr. Ruggles was Senior Vice President of Business Development for SAGEM MORPHO, Inc., where he was responsible for the company's product development efforts related to finger image capture, biometric point-of-sale devices, and advanced cryptology solutions integrating biometrics with PKI. In November 1999, Mr. Ruggles founded Expression Array Technology, Inc., to work with a group of gene therapy researchers from the University of Washington to help them establish a commercial venue for distributing DNA analysis software. In June 2000, Mr. Ruggles founded BioImaging Solutions to focus on biometric consulting for the law enforcement sector; he later incorporated this business as BioImaging Solutions, Inc. We have entered into a letter of intent to acquire BioImaging Solutions Inc. Mr. Ruggles holds the Bachelor of Elective Studies degree from the University of Minnesota, has completed all coursework except dissertation for the Master of Science in Psychology from the University of Wisconsin, and holds the degree of Juris Doctor from The William Mitchell School of Law, St. Paul, Minnesota.

       No family relationship exists between any of our directors or executive officers.

       Our directors each serve for a term of one year and are elected at each annual meeting of our shareholders.

Advisory Board

       In February 2000, our Board of Directors authorized the establishment of an Advisory Board whose members consist of persons who possess particular expertise in one or more disciplines that we believe are relevant to our strategic plan, business development and core technologies. To date, three persons have agreed to serve as members of the Advisory Board: Scott Briggs, Mark Van der Griend, Ken Holman and Greg Celmainis. The members of the Advisory Board do not exercise or possess any of the authority of members of our Board of Directors, but are merely advisors to our board.

1999 Equity Incentive Plan

       On September 15, 1999, the Board of Directors authorized, and on October 19, 1999, our stockholders approved, the 1999 Equity Incentive Plan for our executive and other employees, plus a limited number of outside consultants and advisors. Under the Equity Incentive Plan, our employees, outside consultants and advisors may receive awards of non-qualified options and incentive options, stock appreciation rights or restricted stock. A maximum of 6,000,000 shares of our common stock are subject to the Equity Incentive Plan. As of the date of this Memorandum, no stock appreciation rights or restricted stock has been granted under the Equity Incentive Plan, and options to purchase 3,549,100 shares of our common stock have been granted, including options to purchase 125,000 shares which have been granted to our non-employee director and 120,000 options granted to members of our Advisory Board. To date, no restricted shares have been issued pursuant to the Plan. The purpose of the Equity Incentive Plan is to provide employees, including our officers and employee directors, and non-employee consultants and advisors, with an increased incentive to make significant and extraordinary contributions to our long-term performance and growth, to join their interests with the interests of our shareholders, and to facilitate attracting and retaining employees of exceptional ability.

       The Equity Incentive Plan may be administered by the Board, or in the Board's sole discretion by the Compensation Committee of the Board or such other committee as may be specified by the Board to perform the functions and duties of the Committee under the Equity Incentive Plan. Subject to the provisions of the Equity Incentive Plan, the Committee and the Board shall determine, from those eligible to be participants in the Plan, the persons to be granted stock options, stock appreciation rights and restricted stock, the amount of stock or rights to be optioned or granted to each such person, and the terms and conditions of any stock option, stock appreciation rights and restricted stock.

       Under the Equity Incentive Plan, in the event there occurs a change of control of the company, all outstanding and unexercised options granted to our key employees, officers, directors and consultants will at once become immediately vested and exercisable. This provision of the Plan could deter suitors from seeking business combinations with us that might otherwise be beneficial to our shareholders.

Director compensation

       Under our Equity Incentive Plan, upon their election to our Board of Directors, non-employee directors are entitled to receive a grant of non-qualified stock options exercisable to purchase 125,000 shares of our common stock at an exercise price equal to the market value of our common stock on the date of grant. Directors receive an additional 25,000 options annually on the anniversary date of their appointment. Non-employee directors receive a $500 fee for attending directors' meetings.

Meetings and Committees of the Board of Directors

       a.     Meetings of the Board of Directors

       During the fiscal year ended June 30, 2001, eight meetings of the Board of Directors were held, including regularly scheduled and special meetings. Peter Shandro attended 88% of the Board meetings, Simon Anderson attended 100% of the Board meetings. Duane Nickull attended 75% of the Board meetings, David Webber attended 38% of the Board meetings, and Dick Hardt attended all of the Board meetings during the part of the fiscal year that he was a Director. Outside Directors were reimbursed their expenses associated with attendance at such meetings or otherwise incurred in connection with the discharge of their duties as a Director.

       b.      Committees

       The board appoints committees to help carry out its duties. In particular, board committees work on key issues in greater detail than would be possible at full board meetings. Each committee reviews the results of its meetings with the full board.

       During the fiscal year ended June 30, 2000, the Board did not have an Audit Committee, Compensation Committee, Nomination Committee or any other standing committees. However, during fiscal year 2001, the Board has established the following committees:

Audit Committee

       The audit committee is currently composed of the following directors:

Dick Hardt
Simon Anderson (ex officio)

       The Board of Directors has determined that Mr. Hardt is "independent" within the meaning of the National Association of Securities Dealers, Inc.'s listing standards. Due to his service as Chief Financial Officer, Mr. Anderson would not be deemed independent; however, his service on the Audit Committee is ex officio, and advisory in nature. For this purpose, an audit committee member is deemed to be independent if he does not possess any vested interests related to those of management and does not have any financial, family or other material personal ties to management.

       The audit committee was not formed or organized and did not meet during fiscal 2000. The audit committee met on one occasion during fiscal 2001, which meeting was attended by all of its members. The committee is responsible for accounting and internal control matters. The audit committee:

-	reviews with management, the internal auditors and the independent auditors policies and procedures with respect to internal controls;
-	reviews significant accounting matters;
-	approves the audited financial statements prior to public distribution;
-	approves any significant changes in accounting principles or financial reporting practices;
-	reviews independent auditor services; and
-	recommends to the board of directors the firm of independent auditors to audit our consolidated financial statements.

In addition to its regular activities, the committee is available to meet on all of the independent accountants, controller or internal auditor whenever a special situation arises.

Compensation Advisory Committee

       The compensation advisory committee is currently composed of the following directors:

Dick Hardt
Peter Shandro (ex officio)

       Our chief executive officer, Peter Shandro serves as an ex officio member of the compensation advisory committee. The compensation advisory committee was not formed or organized and did not meet during fiscal 2000. The compensation advisory committee met on one occasion during fiscal 2001, which meeting was attended by all of its members. The compensation advisory committee:

-

recommends to the board of directors the compensation and cash bonus opportunities based on the achievement of objectives set by the compensation advisory committee with respect to our chairman of the board and president, our chief executive officer and the other executive officers;

-	administers our compensation plans for the same executives;
-	determines equity compensation for all employees;
-	reviews and approves the cash compensation and bonus objectives for the executive officers; and
-	reviews various matters relating to employee compensation and benefits.

       Any transactions between the Company and its officers, directors, principal shareholders, or other affiliates have been and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties on an arms-length basis and will be approved by a majority of the Company's independent, outside disinterested directors.

Executive compensation

       The following table and discussions summarizes all compensation earned by or paid to our Chief Executive Officer ("CEO") and the other most highly compensated executive officers for all services rendered in all capacities to us and our subsidiaries for each of our last three fiscal years. However, no disclosure has been made for any executive officer, other than the CEO, whose total annual salary and bonus is less than $100,000.

TABLE 1
SUMMARY COMPENSATION TABLE
					Long Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Options /SARs (#)	LTIP Payouts ($)	All Other Compensa- tion ($)

P. Shandro, CEO	2001	$144,000	-0-	-0-	-0-	25,000	-0-	-0-
	2000	$ 95,000	-0-	-0-	-0-	125,000	-0-	-0-
D. Nickull, CTO	2001	$ 98,418	8,700	-0-	-0-	25,000	-0-	-0-
	2000	$ 87,200	-0-	-0-	-0-	125,000	-0-	-0-
G. Ebanks, Exec. VP Sales and Marketing	2001	$100,000	-0-	-0-	-0-	750,000	-0-	-0-

       The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers at June 30, 2001. No options were exercised during the year ended June 30, 2001.

TABLE 2
AGGREGATED OPTION EXERCISES IN THE YEAR ENDED JUNE 30, 2001 AND JUNE 30, 2000 OPTION VALUES
	Number of Securities Underlying Unexercised Options at June 30, 2001	Value of Unexercised in the Money Options at June 30, 2001
	Exercisable	Unexercisable	Exercisable	Unexercisable
Peter Shandro	150,000	-	$ -	$ -
Duane Nickull	150,000	-	$ -	$ -
Gordon Ebanks	750,000	375,000	$ -	$ -
1.

Options are in the money if the market value of the shares covered thereby is greater than the option exercise price. This calculation is based on the estimated fair market value of the common stock at June 30, 2001, of $0.78 per share, less the exercise price.

Employment agreements

       We have written employment agreements with Mr. Shandro, Mr. Ebanks and Mr. Ruggles. Mr. Shandro's employment agreement has an initial term expiring June 2002 and provides for a base salary of $104,000 per year. In addition, his agreement provides for incentive compensation payable upon completion of certain milestones, such as corporate acquisitions or private or public financings.

       Mr. Ebanks' employment agreement is for an initial term expiring June 30, 2002 and provides for a base salary of $150,000 per year. In addition, the agreement grants to Mr. Ebanks options exercisable to purchase up to 800,000 shares of common stock, all of which are now fully vested. In addition, Mr. Ebanks is entitled to receive incentive compensation based upon the Company's annual revenues.

       Mr. Ruggles' employment agreement is for an initial term of two years expiring December 2003, and provides for a base salary of $220,000 per year. In addition, Mr. Ruggles received options exercisable to purchase 100,000 shares of XML - Global common stock, which options vest ratably over three years.

Option Repricing

       On September 5, 2001, the Company's Board of Directors approved a repricing of incentive stock options. Options priced between $0.37 and $1.00 were repriced to $0.35, options priced at $2.00 were repriced to $0.70 and options priced at $3.00 were repriced to $1.50. Of the 3,285,000 options repriced, 1,715,000 had been issued to officers and directors of the Company at prices ranging from $0.37 to $1.00:

Name	Number of Options
Gordon Ebanks	750,000
Peter Shandro	175,000
Simon Anderson	175,000
Duane Nickull	175,000
David Webber	150,000
Matt MacKenzie	125,000
Dick Hardt	125,000
Lawell Kiing	40,000
Total

       On the effective repricing date, the closing bid price of our common stock on the over-the-counter market was $.31 per share.

Indemnification and limitation on liability of directors

       Our Articles of Incorporation provide that we shall indemnify, to the fullest extent permitted by Colorado law, any of our directors, officers, employees or agents who are made, or threatened to be made, a party to a proceeding by reason of the former or present official position of the person, which indemnity extends to any judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

       Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by the Colorado Business Corporation Act. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

*	any breach of the duty of loyalty to us or our stockholders,
*	acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law,
*	dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions,
*	violations of certain laws, or
*	any transaction from which the director derives an improper personal benefit.

Liability under federal securities law is not limited by the Articles.

Certain Relationships and Related Transactions

Founders - XML Nevada; the reorganization

       In May 1999, XML Nevada was organized and simultaneously acquired 100% of the outstanding equity securities of XML Research, which in turn acquired 100% of the outstanding stock of Walkabout Websites. The purpose of the transaction was to consolidate all of the intellectual property and other assets contributed by Messrs. Nickull, MacKenzie, Hoglund and Palethorpe into one entity, XML Nevada. In that transaction, XML Nevada issued a total of 12,500,000 shares of its common stock in consideration of the XML Research and Walkabout Websites shares, which indirectly resulted in the acquisition of the desired intellectual property and other assets. The persons who would be deemed founders of XML Nevada, and the number of shares of common stock received by each, is set forth below:

Name	Number of Shares
Duane Nickull	2,000,000
Matt MacKenzie	1,500,000
Jamie Hoglund	1,500,000
Peter Shandro	735,000
Simon Anderson	200,000
Michael Palethorpe	200,000 *

_________________

*	Mr. Palethorpe left the Company in February 2000 and surrendered 600,000 of his shares for cancellation.

       In August 1999, XML Global (then known as International Capital Funding, Inc.) acquired 100% of the issued and outstanding shares of common stock of XML Nevada. In that transaction, all 12,500,000 shares of XML Nevada were exchanged on a one-for-one basis for 12,500,000 shares of XML Global, which then represented approximately 63% of the total issued and outstanding shares of common stock of XML Global.

DataXchg, Inc.

       In 1999, we formed and organized a new company called DataXchg, Inc. 40% of the equity securities of DataXchg, Inc. was initially held by us and 60% was held by David Webber. At that time, David Webber also became a member of our Board of Directors and a consultant.

       Upon its organization, David Webber assigned to DataXchg, Inc. all of the patents, patent rights and other intellectual property owned by them related to the Xchg product, an e-business to e-business interchange solution that permits the conversion of standard EDI documents into an XML format.

       We purchased the remaining 60% of DataXchg, Inc. in exchange for the issuance of 1,000,000 shares of our common stock in June 2000.

XMLFund

       In January 2000, we sold to XMLFund a total of 500,000 Units of our securities at a price of $2.00 per Unit, for a total cash consideration of $1,000,000. Each Unit consisted of two shares of our common stock, one Warrant exercisable for three years to purchase an additional share of common stock at an exercise price of $2.00 per share, and a second Warrant exercisable for 60 days to purchase an additional share of our common stock at an exercise price of $.07 per share. In March 2000, XMLFund exercised warrants to purchase 500,000 shares of our common stock at an exercise price of $.07 per share. In addition, XMLFund was granted a limited preemptive right on certain future financings that we may undertake. By virtue of this limited preemptive right, XMLFund purchased in April 2000 100,000 units at a price of $1.00 per unit, each unit consisting of one share of our common stock and one warrant exercisable until December 31, 2000 to purchase an additional share of common stock at an exercise price of $4.00 per share. Further, pursuant to the preemptive right, in April 2000 XMLFund purchased 8.5 units at a price of $75,000 per unit, each unit consisting of 50,000 shares of our common stock and warrants exercisable to purchase an additional 50,000 shares of our common stock for 18 months at an initial exercise price of $4.00 per share. The life of the warrants associated with the 8.5 units was subsequently extended to April 6, 2002 and the exercise price reduced to $2.00 per share. The preemptive right will terminate upon our completion of an initial public offering.

Option Repricing

       On September 5, 2001, the Company's Board of Directors approved a repricing of incentive stock options. Options priced between $0.37 and $1.00 were repriced to $0.35, options priced at $2.00 were repriced to $0.70 and options priced at $3.00 were repriced to $1.50. Of the 3,285,000 options repriced, 1,715,000 had been issued to officers and directors of the Company at prices ranging from $0.37 to $1.00:

Name	Number of Options
Gordon Ebanks	750,000
Peter Shandro	175,000
Simon Anderson	175,000
Duane Nickull	175,000
David Webber	150,000
Matt MacKenzie	125,000
Dick Hardt	125,000
Lawell Kiing	40,000
Total

       On the effective repricing date, the closing bid price of our common stock on the over-the-counter market was $.31 per share.

Security Ownership of Management and Principal Stockholders

       The following table sets forth information with respect to beneficial ownership of our common stock by:

*	each person who beneficially owns more than 5% of the common stock;
*	each of our executive officers named in the Management section;
*	each of our Directors; and
*	all executive officers and Directors as a group.

The table shows the number of shares owned as of December 31, 2001 and the percentage of outstanding common stock owned as of December 31, 2001. Each person has sole voting and investment power with respect to the shares shown, except as noted.

Name and Address of Beneficial Owner	Number of Shares Of Common Stock Beneficially Owned	Percentage of Outstanding Shares Owned (as of December 31, 2001)
Duane Nickull	1,775,000	6.4%
Peter Shandro	910,000	3.3%
Simon Anderson	375,000	1.4%
David Webber	1,175,000	4.3%
Dick Hardt	150,000	0.5%
Lawell Kiing	115,000	0.4%
Gordon Ebanks	750,000	2.7%
Matt MacKenzie	1,570,000	5.7%
XML Fund, LLC 777 108th Avenue, N.E., Suite 1800 Bellevue, WA 98004	2,950,000	8.9%
All Officers and Directors as a Group (8 persons)	6,820,000	24.7%

________________

(1)

Beneficial ownership is based on information provided to us, and the beneficial owner has no obligation to inform us of or otherwise report any changes in beneficial ownership. Except as indicated, and subject to community property laws when applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)

The percentages shown are calculated based upon 27,765,000 shares of common stock outstanding on December 31, 2001. In calculating the percentage of ownership, unless as otherwise indicated, all shares of common stock that the identified person or group had the right to acquire within 60 days of December 31, 2001 upon the exercise of options and warrants are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

(3)	Unless otherwise stated, the beneficial owner's address is Suite 9 - 1818 Cornwall Avenue, Vancouver, BC, V6J 1C7 Canada.
(4)

We have granted options to purchase shares of our common stock to our executive officers. Mr. Nickull was granted options to purchase 175,000 shares, Mr. Shandro was granted options to purchase 170,000, Mr. Anderson was granted options to purchase 175,000 shares, Mr. David Webber was granted options to purchase 175,000 shares, Mr. Dick Hardt was granted options to purchase 150,000 shares and Mr. MacKenzie was granted options to purchase 125,000 shares. The number of shares of common stock shown on the foregoing table as being beneficially owned by each of these persons includes the shares of common stock underlying these options.

(5)

Includes Warrants to purchase 500,000 shares of common stock at an exercise price of $2.00 per share and Warrants exercisable to purchase an additional 425,000 shares of common stock at an exercise price of $2.00 per share until March 31, 2001.

Additional Information

       We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission's Public Reference Rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our Commission filings by going to the Commission's Website at http://www.sec.gov.

       We have filed with the Commission a Registration Statement on Form SB-2 to register the shares of our common stock and common stock warrants to be sold by the Selling Securityholders and issued pursuant to the exercise of the warrants. This Prospectus is part of that Registration Statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the Registration Statement. For further information about us or our common stock, you may refer to the Registration Statement and to the exhibits filed as part of the Registration Statement. You can review a copy of the Registration Statement and its exhibits at the public reference rooms maintained by the Commission and on the Commission's Website as described above.

Selling Securityholders

       The Selling Securityholders are offering to sell 12,325,000 shares of our common stock. None of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, except as noted.

       Of the securities being offered,

*	200,000 shares of common stock are issuable upon exercise of a warrant issued to a consultant,
*	1,150,000 shares of our common stock were issued in a private transaction to a private trust and an individual investor,
*	4,625,000 shares of our common stock and warrants to purchase an additional 4,625,000 shares of our common stock were sold in a private offering which was completed in April 2000 and
*

462,500 shares of common stock and an additional 462,500 shares of common stock issuable upon exercise of warrants included in 9.25 units of our securities which may be purchased by Westminster Securities Corp. upon exercise of its unit purchase option granted in connection with a private offering which we completed in April 2000.

*	200,000 shares of common stock were issued to a financial consultant.

       The following table lists the Selling Securityholders eligible to sell shares of common stock under this Prospectus, the number of shares beneficially owned by each Selling Securityholder prior to this offering, and the maximum number of shares each Selling Securityholder may sell under this Prospectus. We will not receive any of the proceeds from the sale of our common stock by the Selling Securityholders. The number of shares owned by each Selling Securityholder after the offering will depend upon the number of shares actually sold by each Selling Securityholder.

	Number of Shares Beneficially Owned Prior to Offering(1)	Maximum Number of Shares to be Sold in Offering	Number of Shares Beneficially Owned after Offering	Percent
AMRO International, SA(5)	1,300,000	1,300,000	-0-	0%
Antilles Partners, LP(5)	200,000	200,000	-0-	0%
Aspen Gold Group, Inc.(5)	50,000	50,000	-0-	0%
Austost Anstalt Schaan(5)	500,000	500,000	-0-	0%
Balmore, SA(5)	500,000	500,000	-0-	0%
John Barsoli(5)	50,000	50,000	-0-	0%
Bayonet Capital, LLC(5)	1,000,000	1,000,000	-0-	0%
Aleta M. and Layton M. Bennett, JTRS(5)	50,000	50,000	-0-	0%
Darryl S. Caplan(5)	200,000	200,000	-0-	0%
Vincent Capodanno(5)	100,000	100,000	-0-	0%
Glen Roth, Inc.(5)	50,000	50,000	-0-	0%
Jonathan Cohen	200,000	200,000	-0-	0%
Crypto Corporation(5)	100,000	100,000	-0-	0%
CSPS, Inc.(5)	100,000	100,000	-0-	0%
Cycad Limited(5)	200,000	200,000	-0-	0%
Mark DeGeorge(5)	50,000	50,000	-0-	0%
Mark DeStefano(5)	50,000	50,000	-0-	0%
Thomas Donino(5)	100,000	100,000	-0-	0%
Jennifer Enslein Trust(5)	50,000	50,000	-0-	0%
Scott Bradley Frisoli(5)	100,000	100,000	-0-	0%
Norman Goldstein & James Jorasch, JTEN(5)	50,000	50,000	-0-	0%
George E. Groehsl (5)	50,000	50,000	-0-	0%
HB Trading, Inc.(5)	100,000	100,000	-0-	0%
Steven Hirsch(5)	100,000	100,000	-0-	0%
Richard Ilich(5)	50,000	50,000	-0-	0%
T. J. Jesky (5)	50,000	50,000	-0-	0%
Frank L. Kramer (5)	50,000	50,000	-0-	0%
Jon Lerner (5)	100,000	100,000	-0-	0%
Daniel Luskind (5)	50,000	50,000	-0-	0%
Eugene & Eileen Lynch (5)	50,000	50,000	-0-	0%
Mabcrown, Inc.(5)	600,000	600,000	-0-	0%
Magellan International, Ltd.(5)	200,000	200,000	-0-	0%
John B. Marsala (5)	50,000	50,000	-0-	0%
Jeffrey McLaughlin (5)	50,000	50,000	-0-	0%
Dale B. Newburg (5)	100,000	100,000	-0-	0%
Arthur J. Niebauer (5)	50,000	50,000	-0-	0%
John P. O'Shea (5)	250,000	250,000	-0-	0%
Gene Paul Percudani (5)	50,000	50,000	-0-	0%
David J. Ritchie (5)	100,000	100,000	-0-	0%
Mark Robertson (5)	100,000	100,000	-0-	0%
Ropart Investments, LLC (5)	200,000	200,000	-0-	0%
Christian Russenberger	50,000	50,000	-0-	0%
August B. Schwarz (5)	50,000	50,000	-0-	0%
Ralf P. Schwarz (5)	200,000	200,000	-0-	0%
Smithson Ventures (5)	100,000	100,000	-0-	0%
Tech-Trade Capital, LLC (5)	50,000	50,000	-0-	0%
Jay Teitelbaum (5)	100,000	100,000	-0-	0%
Tomasovich Family Trust	500,000	500,000	-0-	0%
Tomasovich Development Company	500,000	500,000	-0-	0%
Mark van der Griend (5)	100,000	100,000	-0-	0%
Vestcom, Ltd.(5)	50,000	50,000	-0-	0%
West Capital & Associates (5)	100,000	100,000	-0-	0%
Westminster Securities Corp.(6)	925,000	925,000	-0-	0%
XML Fund, LLC(4)	2,950,000	1,550,000	-0-	0%
Louis Zauderer(5)	400,000	400,000	-0-	0%
Scott Ziegler(5)	100,000	100,000	-0-	0%
Joshua A. Sall	200,000	200,000	-0-	0%

___________________

(1)

The number of shares indicated includes shares acquired directly from us by the Selling Securityholders as well as shares which are issuable upon the exercise of warrants held by the Selling Securityholders.

(2)

Beneficial ownership is based on information provided to us, and the beneficial owner has no obligation to inform us of or otherwise report any changes in beneficial ownership. Except as indicated, and subject to community property laws when applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)

The percentages shown are calculated based upon 27,765,000 shares of common stock outstanding on December 31, 2001. In calculating the percentage of ownership, unless as otherwise indicated, all shares of common stock that the identified person or group had the right to acquire within 60 days of the date of this prospectus upon the exercise of options and warrants are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

(4)

XML Fund, LLC is a private investment fund whose manager is David Pool. Mr. Pool has agreed to join our board of directors subject to our obtaining directors and officers liability insurance. In January 2000, the XML Fund purchased 500,000 units at a price of $2.00 per unit. Each unit consisted of two shares of common stock, one Class A warrant and one Class A-1 warrant. Each Class A warrant entitles XML Fund to purchase one additional share of common stock at a price of $2.00 per share, and each Class A-1 warrant entitled XML Fund to purchase one additional share of common stock at a price of $0.07 per share. The term of the Class A warrants is three years and the term of the Class A-1 warrants was 60 days. The Class A-1 warrants were exercised in March 2000. As part of its agreement, XML Fund has a preemptive right to subscribe for and purchase its proportionate share of future offerings in order to maintain its percentage equity interest in the Company. In April 2000, XML Fund purchased 100,000 units at a price of $1.00 per unit. Each unit consisted of one share of common stock and one warrant. The warrants have expired.

(5)

The selling shareholder was an investor in the Company's private offering which closed in April 2000. In the offering, the selling shareholder purchased units for $75,000 per unit, each unit consisting of 50,000 shares of common stock and 50,000 warrants. The warrants were exercisable until October 2001 to purchase an additional share of common stock, initially at an exercise price of $4.00 per share and beginning April 2001 and thereafter at an exercise price of $6.00 per share. The exercise price of the warrants was reduced to $2.00 per share and the expiration date extended to April 6, 2002. As an investor in the April 2000 private offering, the selling shareholder agreed to the following restriction on resales of securities: Until the earlier of three months following the date of this prospectus or September 6, 2000, the selling shareholder agreed not to make any sales of our securities. Thereafter, the selling shareholder agreed to limit sales of our securities to 25% of shares of common stock purchased by the selling shareholder in our April 2000 offering during each 90 day period. With respect to shares of common stock which may be acquired by the selling shareholder upon exercise of warrants, the selling shareholder has agreed not to sell those shares of common stock until 30 days after the date of this prospectus and thereafter limit resales of such shares of common stock to 25% of such shares owned by the selling shareholder during each 90 day period.

(6)

Consists of shares of common stock issuable upon exercise of an option to buy up to 9.25 of the units sold in our April 2000 offering at a price of $75,000 per unit. Westminster was granted the option as partial consideration of its services as our placement agent in the offering. Does not include 175,000 shares of common stock and 175,000 warrants owned by John P. O'Shea, a principal of Westminster, which he purchased as an investor in our April 2000 private offering. Securities acquired by Westminster are subject to the same restrictions on resale as apply to securities sold in the offering and described in Note 5.

       We will pay all expenses to register the shares, except that the Selling Securityholders will pay any underwriting and brokerage discounts, fees and commissions, specified attorneys' fees and other expenses to the extent applicable to them.

       We have agreed to indemnify the Selling Securityholders and certain affiliated parties against specified liabilities, including liabilities under the Securities Act, as amended, in connection with this offering. The Selling Securityholders have agreed to indemnify us and our directors and officers, as well as any persons controlling our Company, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons controlling our Company, we have been advised that in the opinion of the SEC this kind of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Use of Proceeds

       We will not receive any proceeds when Selling Securityholders sell shares of common stock under this Prospectus. We have previously received proceeds from the sale of the common stock and warrants and may receive proceeds from the exercise of the warrants.

       If we receive proceeds from the exercise of warrants, it will be used for general working capital purposes.

Plan of Distribution

       This Prospectus covers the sale of shares of common stock pursuant to the exercise of outstanding warrants held by the Selling Securityholders as well as the resale by those Selling Securityholders of additional shares of our common stock which they have already purchased from us. We are not registering the resale of the warrants by the Selling Securityholders.

       Selling Securityholders may sell their shares of common stock either directly or through a broker-dealer or other agent at prices related to prevailing market prices or negotiated prices, in one or more of the following kinds of transactions:

*	Transactions in the over-the-counter market if a public trading market develops;
*	A block trade in which a broker or dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.
*	Purchases by a broker or dealer as principal and resale by a broker or dealer for its account.
*	Ordinary brokerage transactions and transactions in which a broker solicits a buyer.
*	In privately negotiated transactions not involving a broker or dealer.

       Broker-dealers or agents may purchase shares directly from a Selling Securityholder or sell shares to someone else on behalf of a Selling Securityholder. Broker-dealers may charge commissions to both Selling Securityholders selling common stock, and purchasers buying shares sold by a Selling Securityholder. If a broker buys shares directly from a Selling Securityholder, the broker may resell the shares through another broker, and the other broker may receive compensation from the Selling Securityholder for the resale.

       To the extent required by laws, regulations or agreements we have made, we will use our best efforts to file a Prospectus supplement during the time the Selling Securityholders are offering or selling shares covered by this Prospectus in order to add or correct important information about the plan of distribution for the shares.

       In addition to any other applicable laws or regulations, Selling Securityholders must comply with regulations relating to distributions by Selling Securityholders, including Regulation M under the Securities Exchange Act of 1934, as amended. Regulation M prohibits Selling Securityholders from offering to purchase or purchasing our common stock at certain periods of time surrounding their sales of shares of our common stock under this Prospectus.

       Some states may require that registration, exemption from registration or notification requirements be met before Selling Shareholders may sell their common stock. Some states may also require Selling Securityholders to sell their common stock only through broker-dealers.

Description of Securities

Common stock

       We are authorized to issue 500,000,000 shares of common stock, par value $.0001 per share. Except as otherwise expressly provided by law, and subject to the voting rights provided to the holders of preferred stock by our Articles of Incorporation, as amended, the common stock shall have voting rights on all matters requiring a vote of stockholders, voting together with the holders of preferred stock, as one class. Each share of common stock issued and outstanding shall be identical in all respects one with the other, and no dividends shall be paid on any shares of common stock unless the same is paid on all shares of common stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of the preferred stock, or except as may be provided by the laws of the State of Colorado, the holders of common stock shall have exclusively all other rights of stockholders. There is no cumulative voting with respect to the election of Directors, with the result that the holders of more than 50% of the shares voting for the election of Directors can elect all of the Directors. The holders of common stock are entitled to receive dividends if declared by the Board of Directors out of funds legally available for them. In the event of liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.

Preferred stock

       We are authorized to issue 100,000,000 shares of preferred stock, par value $.01 per share. Our preferred stock can be issued in one or more series as may be determined from time-to-time by our Board of Directors. In establishing a series our Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. Our Board of Directors has the authority, without stockholder approval, to fix the rights, preferences, privileges and restrictions of any series of preferred stock including, without limitation:

*	The rate of distribution
*	The price at and the terms and conditions on which shares shall be redeemed
*	The amount payable upon shares for distributions of any kind
*	Sinking fund provisions for the redemption of shares
*	The terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion
*	Voting rights except as limited by law

Although we currently do not have any plans to issue shares of preferred stock or to designate any series of preferred stock, there can be no assurance that we will not do so in the future. As a result, we could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption to common stock. Our common stockholders have no redemption rights. In addition, our Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

Warrant

       We have outstanding warrants exercisable to purchase up to 5,385,000 shares of our common stock at an exercise price of $2.00 per share. Holders of the Warrants do not possess any rights as stockholders of the Company. Holders of the Warrants have no voting, preemptive, liquidation or other rights of shareholders, and no dividends will be paid on the Warrants or the shares underlying the Warrants. In the event of our liquidation, dissolution or winding up, the holders of the Warrants will not be entitled to participate in the distribution of our assets.

Transfer agent

       Our transfer agent is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209. Their telephone number is (303) 282-5800.

Reports to shareholders

       We intend to furnish annual reports to shareholders which will include audited financial statements reported on by our certified public accountants. In addition, we may issue unaudited quarterly or other interim reports to shareholders as we deem appropriate. We will comply with the periodic reporting requirements imposed by the Securities Exchange Act of 1934.

Legal Matters

       The validity of the issuance of the common stock offered hereby will be passed upon for us by Neuman & Drennen, LLC of Boulder, Colorado.

Experts

       Our consolidated financial statements as of June 30, 2001 and 2000 and for the years ended June 30, 2001 and 2000 have been included herein in reliance on the report of Moss Adams, LLP, independent certified public accountants, appearing elsewhere herein, given upon the authority of that firm as experts in auditing and accounting.

XML-Global Technologies, Inc. and Subsidiaries

Financial Statements

XML-Global Technologies, Inc. and Subsidiaries

Table of Contents

XML-Global Technologies, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheet
At September 30, 2001 and June 30, 2001
	September 30, 2001	June 30, 2001
Assets
Current Assets
Cash	$ 1,388,683	$ 2,574,605
Investments in securities available for sale	970,000	980,000
Trade accounts receivable	166,494	185,420
Other receivable	32,812	38,701
Prepaid expenses	299,439	348,599
Deferred income taxes	10,565	4,036
	$ 2,867,993	$ 4,131,361
Property and Equipment, Net	310,256	349,328
Intangible Assets
Intellectual property rights, net	1,058,258	1,165,245
Trademarks and patents, net	111,331	106,226
Total Assets	$ 4,347,838	$ 5,752,160
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued liabilities	$ 135,141	$ 126,530
Foreign income taxes payable	44,882	167,594
Unearned revenue	9,005	12,332
Total Liabilities	189,028	306,456
Deferred Income Taxes	24,691	24,691
Minority interest	100,000	100,000
	313,719	431,147
Stockholders' Equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding at September 30, 2001 and June 30, 2001	-	-
Common stock, $.0001 par value, 500,000,000 shares authorized, 27,565,000 shares issued and outstanding at September 30, 2001 and June 30, 2001	2,757	2,757
Additional paid-in capital	11,769,748	11,750,748
Accumulated other comprehensive loss	(20,509)	(7,834)
Accumulated deficit	(7,717,877)	(6,424,658)
Total Stockholders' Equity	4,034,119	5,321,013
Total Liabilities and Stockholders' Equity	$ 4,347,838	$ 5,752,160
See accompanying notes

XML-Global Technologies, Inc. and Subsidiaries
Unaudited Consolidated Statement of Operations
For the Three Months Ended September 30, 2001 and 2000
	Three Months Ended September 30, 2001	Three Months Ended September 30, 2000
Revenue	$ 168,286	$ 485,726
Cost of revenue	96,289	273,632
Gross profit	71,997	212,094
Research and development	508,146	228,529
Marketing and selling	289,953	104,037
Consulting	64,903	-
General and administrative	331,749	213,821
Compensation expense for re-pricing of options to consultants	19,000	-
Depreciation and amortization	137,817	99,562
Total operating expenses	1,351,568	645,949
Operating loss	(1,279,571)	(433,855)
Interest income	25,930	155,582
Loss on disposal of fixed assets	195	-
Net loss before provision for income taxes	(1,253,836)	(278,273)
Provision for income taxes	39,383	102,477
Net loss	(1,293,219)	(380,750)
Accumulated deficit, beginning of period	(6,424,658)	(1,694,090)
Accumulated deficit, end of period	$(7,717,877)	$ (2,074,840)
Net loss per share - basic and diluted	$ (0.05)	$ (0.01)
Weighted average number of shares	27,565,000	27,505,000
See accompanying notes.

XML-Global Technologies, Inc. and Subsidiaries
Unaudited Consolidated Statement of Cash Flow
For the Three Months Ended September 30, 2001 and 2000
	Three Months Ended September 30, 2001	Three Months Ended September 30, 2000
Cash flows from operating activities
Net loss	$ (1,293,219)	$ (380,750)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	137,817	99,562
Compensation expense for re-pricing of options to consultants	19,000	-
Loss on disposal of fixed assets	195	-
Changes in assets and liabilities
Accounts receivable	18,422	(99,249)
Other receivable	4,886	11,238
Prepaid expenses	48,203	11,094
Accounts payable and accrued liabilities	12,227	120,612
Foreign income taxes payable	(119,142)	102,477
Unearned revenue	(3,327)	-
Net cash used in operating activities	(1,174,938)	(135,016)
Cash flows from investing activities
Proceeds from sale of investments	10,000	5,000
Purchases of property and equipment (net of disposals)	(15,738)	(65,124)
Acquisition of trademarks and patents	(6,861)	(48,857)
Acquisition of intellectual property	-	(116,758)
Net cash used in investing activities	(12,599)	(225,739)
Effect of changes in exchange rates	1,615	(93)
Decrease in cash	(1,185,922)	(360,848)
Cash, beginning of period	2,574,605	7,535,852
Cash, end of period	$ 1,388,683	$ 7,175,004
Supplemental disclosure of cash information
Interest paid	$ -	$ -
Income taxes paid	$ 155,200	$ -
See accompanying notes.

XML-Global technologies, Inc. and Subsidiaries
Notes to Condensed Consolidated Financing Statements
September 30, 2001 and 2000
(Unaudited)

Note 1 - Organization

Organization

The Company, which is a Colorado corporation, has two active subsidiaries, XML-Technologies, Inc. (a Nevada corporation) and  XML-Global Research, Inc. (a British Columbia, Canada corporation). The Company conducts most of its business activities through these corporations.

Going Concern

The Company has incurred net losses since inception. Accordingly, the Company's ability to fulfill its business strategy and to ultimately achieve profitable operations is dependent on its capacity to execute its business plan and, if necessary, obtain additional financing or explore merger opportunities.

In an effort to generate revenues sufficient to fund future operations, the Company is not only actively marketing various software applications and consulting services, but is also developing new products and forming strategic business alliances.

The Company's current focus on product development includes two primary areas, the market for business-to-business information exchanges and intra-enterprise application-to-application integration software. The Company has identified six discrete product offerings focusing on meeting the marketplace needs expected to emerge as a result of perceived growth in the market for the benefits associated with using the XML protocol for communication. However, success is dependent on the extent to which XML-based technologies are adopted by the business community, and there is no assurance that the Company will realize increased revenues.

In the event that future operating cash flows do not meet all the Company's cash requirements, it will need additional financing. Success in raising additional financing is dependent on the Company's ability to demonstrate that it can fulfill its business strategy to sell XML-based e-commerce solutions. Should the Company need additional financing through debt or equity placements, there is no assurance that such financing will be available, if at all, at terms acceptable to the Company. The financial statements are prepared on a going concern basis. No adjustments or presentation modifications have been made for potential effects on financial position or results of operations, should the Company not be able to continue as a going concern.

Currently, the Company has no active negotiations underway to secure financing in light of current market conditions.

Note 2 - Basis of Presentation

These condensed consolidated financial statements are unaudited and reflect all adjustments that, in our opinion, are necessary for a fair presentation of the results for the interim period. The results of operations for the current interim period are not necessarily indicative of results to be expected for the current year or any other period.

These consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended June 30, 2001 and notes thereto included in our 10-KSB as filed with the Securities and Exchange Commission on September 28, 2001.

Note 3 - Income Taxes

Although the Company has incurred losses to date, it has been subject to income taxes. Taxes are payable by the Company's Canadian subsidiary on its operating profits, which cannot be offset against losses incurred by the Company.

Note 4 - 1999 Equity Incentive Plan

On October 19, 1999, the Company adopted the 1999 Equity incentive plan (the "1999 Plan") to provide incentives to employees, directors and consultants. Under the 1999 Plan, the Company has reserved a total of 6,000,000 shares of Common Stock for issuance with the maximum term of options being ten years. The Board of Directors has the exclusive power over the granting of options and their vesting provisions. All options granted to date have a seven-year term.
	Number of Options	Weighted Average Exercise Price
Options outstanding at Options outstanding at June 30, 2001	3,173,000	1.04
Granted during the period	154,500	0.33
Exercised during the period	-	-
Forfeited during the period	(15,000)	0.35
Options outstanding at September 30, 2001	3,312,500	0.36
Options exercisable at September 30, 2001	2,366,200	0.36

During the quarter ended September 30, 2001, the Company's Board of Directors approved a reduction in the exercise price of previously granted options. The exercise price of 25,000 options was reduced from $3.00 to $1.50, the exercise price of 25,000 options was reduced from $2.00 to $0.70 and the exercise price of 3,244,000 options was reduced from between $1.00 and $0.37 to $0.35.

The reduction in the exercise price of these options will have two effects on the Company's results of operations for the three months ended September 30, 2001:
*

The Company will recognize a one-time expense of $19,000 relating to the increase in the fair value of options granted to contractors and non-elected advisory board members for which an expense was recognized in prior periods.

*

Option awards to employees and directors, for which no expense was previously recognized, are now subject to variable accounting from the date of the modification. As a result, the excess of the Company's stock price over the option exercise price, as determined from time to time, will be expensed over the then remaining life of the options. Since the Company's stock price at September 30, 2001 was less than the exercise price of the options, there was no expense adjustment required in the current period.

Note 5 - Lease Commitment

The Company leases its Vancouver, British Columbia operating facility under lease agreements that run through June 30, 2005. The Company also leases office space in New York City under an agreement expiring December 31, 2002. The Company was required to deposit $198,000 into an interest-bearing trust account from which the monthly lease payments for the New York offices are drawn; $172,000 of this amount remained in trust at September 30, 2001. The lease agreements for both locations require that the Company pay its proportional share of operating costs and property taxes.

Future minimum lease payments required under the leases, excluding the Company's share of operating costs and property taxes, are as follows:
Period Ending
June 30,
2002	$ 127,200
2003	118,500
2004	70,900
2005	64,900
$ 381,500

The effect of scheduled rent increases and "rent holidays" included in the Company's leases are recognized on a straight-line basis over the term of the leases. During the three months ended September 2001 and 2000, rent expense was $56,600 and $27,500, respectively.

XML-Global Technologies, Inc. and Subsidiaries
Independent Auditor's Report
and Financial Statements
June 30, 2001 and 2000

Independent Auditor's Report

To the Board of Directors and Stockholders
XML-Global Technologies, Inc.

We have audited the accompanying consolidated balance sheet of XML-Global Technologies, Inc. and Subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of XML-Global Technologies, Inc. and Subsidiaries as of June 30, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses since its inception and has an accumulated deficit. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/
Bellingham, WA
July 26, 2001

XML-Global Technologies, Inc. and Subsidiaries
Consolidated Balance Sheet
June 30, 2001 and 2000
	2001	2000
Current Assets
Cash and cash equivalents	$ 2,574,605	$ 7,535,852
Investments in securities available for sale	980,000	1,000,000
Trade accounts receivable, net	185,420	17,185
Other receivable	38,701	53,653
Deferred income taxes	4,036	2,622
Prepaid expenses	348,599	11,869
Total current assets	4,131,361	8,621,181
Property and Equipment, net	349,328	158,633
Intangible Assets
Intellectual property rights, net	1,165,245	1,250,000
Trademarks and patents, net	106,226	52,193
Total assets	$ 5,752,160	$10,082,007
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$ 126,530	$ 95,999
Foreign income taxes payable	167,594	7,178
Unearned revenue	12,332	-
Total current liabilities	306,456	103,177
Deferred Income Taxes	24,691	-
Minority Interest	100,000	-
	431,147	103,177
Stockholders' Equity
Preferred stock, $0.01 par value 100,000,000 shares authorized, none issued and outstanding at June 30, 2001 and 2000	-	-
Common stock, $.0001 par value, 500,000,000 shares authorized 27,565,000 and 27,505,000 shares issued and outstanding at June, 30 2001 and 2000, respectively	2,757	2,751
Additional paid-in capital	11,750,748	11,675,258
Accumulated other comprehensive loss	(7,834)	(5,089)
Accumulated deficit	(6,424,658)	(1,694,090)
Total stockholders' equity	5,321,013	9,978,830
Total Liabilities and Stockholders' Equity	$ 5,752,160	$ 10,082,007

See accompanying notes to these consolidated financial statements.

XML-Global Technologies, Inc. and Subsidiaries
Consolidated Statement of Operations
For the Years Ended June 30, 2001 and 2000
	2001	2000
Revenue	$ 1,235,866	$ 53,185
Cost of Revenue	957,802	-
Gross Profit	278,064	53,185
Operating Expenses
Research and development	1,904,445	774,114
Marketing and selling	963,547	218,713
Consulting	46,698	-
General and administrative	1,282,057	629,075
Fair value of options granted to consultants	20,496	55,898
Fair value of warrants granted	4,000	-
Loss on write off of intellectual property	345,833	-
Depreciation and amortization	519,888	35,578
Total operating expenses	5,086,964	1,713,378
Operating loss	(4,808,900)	(1,660,193)
Interest income	396,921	94,161
Net Loss Before Provision for Income Taxes	(4,411,979)	(1,566,032)
Provision For Income Taxes	318,589	7,209
Net Loss	$ (4,730,568)	$(1,573,241)
Loss Per Share
Basic and Diluted	$ (0.17)	$ (0.07)

See accompanying notes to these consolidated financial statements.

XML-Global Technologies, Inc. and Subsidiaries
Consolidated Statement of Stockholders' Equity
For the Years Ended June 30, 2001 and 2000
					Accumulated
			Additional		Other
	Common Stock		Paid-in	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	Income (Loss)		Total
Balance, June 30, 1999	17,500,000	1,750	8,079	(120,849)	-		(111,020)
Share issuances for cash	8,969,865	897	10,441,250	-	-		10,442,147
Share issuance for purchase of DataXchg Inc.	1,000,000	100	999,900	-	-		1,000,000
Share issuances on exercise of warrants	500,000	50	34,950	-	-		35,000
Extinguishment of note payable to stockholder	135,135	14	135,121	-	-		135,135
Return of unvested common stock	(600,000)	(60)	60	-	-		-
Issuance of compensatory stock options	-	-	55,898	-	-		55,898
Foreign currency translation adjustment,
net of $2,622 tax	-	-	-	-	(5,089)		(5,089)
Net loss	-	-	-	(1,573,241)	-	-	(1,573,241)
Total comprehensive income (loss)							(1,578,330)
Balance, June 30, 2000	27,505,000	2,751	11,675,258	(1,694,090)	(5,089)		9,978,830
Share issuance in consideration of services	60,000	6	50,994	-	-		51,000
Warrants granted in consideration of services	-	-	4,000	-	-		4,000
Issuance of compensatory stock options	-	-	20,496	-	-		20,496
Foreign currency translation adjustment, net of $1,414 tax	-	-	-	-	(2,745)		(2,745)
Net loss	-	-	-	(4,730,568)	-		(4,730,568)
Total comprehensive income (loss)							(4,733,313)
Balance, June 30, 2001	27,565,000	$ 2,757	$11,750,748	$ (6,424,658)	$ (7,834)		$ 5,321,013

See accompanying notes to these consolidated financial statements.

Consolidated Statement of Cash Flows
For the Years Ended June 30, 2001 and 2000
	2001	2000
Cash Flows From Operating Activities
Net loss	$ (4,730,568)	$ (1,573,241)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	519,888	35,578
Expenses paid through the issuance of common stock	51,000	-
Fair value of options granted to consultants	20,496	55,898
Fair value of warrants granted	4,000	-
Loss on write off of Intellectual Property	345,833	-
Changes in operating assets and liabilities
Trade accounts receivable	(168,260)	(8,923)
Other receivables	13,570	(49,475)
Prepaid expenses	(337,025)	(7,239)
Trade accounts payable and accrued liabilities	32,530	39,705
Income taxes payable	185,141	7,209
Unearned revenue	12,332	-
Advances due to directors	-	(8,796)
Net cash used in operating activities	(4,051,063)	(1,509,284)
Cash Flows From Investing Activities
Sale (purchase) of investments available for sale	20,000	(1,000,000)
Purchases of property and equipment	(312,846)	(139,684)
Acquisition of trademarks and patents	(56,031)	(45,246)
Acquisition of intellectual property	(254,668)	(250,000)
Net cash used in investing activities	(603,545)	(1,434,930)
Cash Flows From Financing Activities
Notes payable to former shareholder of acquired subsidiary assumed in acquisition	(307,000)	-
Issuance of capital stock and exercise of warrants, net of issue costs	-	10,477,147
Net cash provided from financing activities	(307,000)	10,477,147
Effect of Changes in Exchange Rates	361	(6,662)
Net Change In Cash	(4,961,247)	7,526,271
Cash and Cash Equivalents, beginning of year	7,535,852	9,581
Cash and Cash equivalents, end of year	$ 2,574,605	$ 7,535,852
Supplemental Disclosure of Cash Flow Information
Interest paid	$ -	$ -
Income taxes paid	$ 134,000	$ -
Supplemental Schedule of Noncash Transactions
Notes payable to former shareholder of acquired subsidiary assumed in acquisition	$ 307,000	$ -
Preferred stock issued for acquisition of subsidiary	$ 100,000	$ -
Common stock issued for acquisition of subsidiary	$ -	$ 1,000,000
Extinguishment of note payable to stockholder	$ -	$ (135,135)

See accompanying notes to these consolidated financial statements.

Notes to Consolidated Financial Statements
June 30, 2001 and 2000

Note 1 - Organization And Going Concern

Organization

The Company, which is a Colorado corporation, has two active subsidiaries, XML-Technologies, Inc. (a Nevada corporation) and XML-Global Research, Inc. (a British Columbia, Canada corporation). The Company conducts most of its business activities through these subsidiaries. The Company and its subsidiaries engage in the business of developing Internet-based software applications using XML (eXtensible Markup Language). XML is an abbreviated version of SGML (Standard General Markup Language), the international standard for defining description of the structure and content of electronic documents.

Going Concern

The Company has incurred net losses since inception. Accordingly, the Company's ability to fulfill its business strategy and to ultimately achieve profitable operations is dependent on its capacity to execute its business plan and, if necessary, obtain additional financing or explore merger opportunities.

In an effort to generate revenues sufficient to fund future operations, the Company is not only actively marketing various software applications and consulting services, but is also developing new products and forming strategic business alliances. As further described in Part I Item 1 of the Company's 10KSB, the Company has developed and is working on strategic alliances with iWay Software and IBM which it believes will help to market their products and services while limiting the need for extensive sales teams and related costs. At this time iWay Software is marketing Transform Server, which combines a portion of the Company's offerings with its proprietary software solution offerings.

The Company's current focus on product development includes two primary areas, the market for business-to-business information exchanges and intra-enterprise application-to-application integration software. The Company has identified six discrete product offerings focusing on meeting the marketplace needs expected to emerge as a result of perceived growth in the market for the benefits associated with using the XML protocol for communication. However, success is dependent on the extent to which XML-based technologies are adopted by the business community, and there is no assurance that the Company will realize increased revenues.

In the event that future operating cash flows do not meet all the Company's cash requirements, it will need additional financing. Success in raising additional financing is dependent on the Company's ability to demonstrate that it can fulfill its business strategy to sell XML-based e-commerce solutions. Should the Company need additional financing through debt or equity placements, there is no assurance that such financing will be available, if at all, at terms acceptable to the Company. The financial statements are prepared on a going concern basis. No adjustments or presentation modifications have been made for potential effects on financial position or results of operations, should the Company not be able to continue as a going concern.

Currently, the Company has no active negotiations underway to secure financing in light of current market conditions. However, the Company is developing relationships with potential parties believed to have capabilities to provide such funds, including parties with whom they have had transactions with in the past. The Company cannot predict the outcome of these activities.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation and Minority Interest - The consolidated financial statements include the accounts of XML-Global Technologies, Inc. and its wholly-owned U.S. and Canadian subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. Minority interest represents the preferred stockholders' proportionate share of the equity of 620486 BC Ltd. The Company owns all issued and outstanding common stock of this subsidiary, which represents 100% of voting rights.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents - All highly liquid investments with a maturity of three months or less at the time of purchase are considered to be cash equivalents. Cash equivalents include cash on deposit with banks and money market funds.

Investments in Securities Available for Sale - Investments in debt and equity securities with readily determinable fair values are classified as available for sale and reported at fair value, adjusted for other than temporary declines in value. Realized and unrealized gains and losses are computed using the specific identification method. Unrealized gains and losses are included in the determination of comprehensive income, net of applicable income taxes.

Securities available for sale consist solely of adjustable rate corporate notes that mature in October 2018. At June 30, 2001, there are no unrealized gains or losses on the securities.

Allowance for Doubtful Accounts - The Company considers trade accounts receivable not collected within 90 days from the date of invoice to be uncollectible. Accordingly, all trade accounts receivable that are outstanding greater than 90 days have been recorded in allowance for doubtful accounts. Accounts receivable outstanding less than 90 days are also evaluated for potential doubtful amounts, and reserves are established accordingly. As of June 30, 2001 and 2000, the allowance for doubtful accounts was $150,700 and $5,600, respectively.

Property and Equipment - Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from two to five years.

Intangible Assets - Intellectual property rights consist primarily of the rights to certain technology known as "ExpressXchg," which were acquired in connection with the business combination with DataXchg, Inc. in the 2000 fiscal year. The recorded net value of the rights is $750,000. The Company also purchased the rights to another technology known as DB described in Note 3. The recorded net value of the rights is $393,211. Other rights relate to Xstream, which were obtained for $30,500 cash and have a net value of $22,034. All rights are being amortized using the straight-line method over four years.

During the year ended June 30, 2001, the Company wrote off the net book value of acquired intellectual property relating to transaction authentication. Management determined that the intellectual property associated with authentication would no longer provide continuing utility to the Company, as the Company has focused its development and marketing efforts on data transformation and e-business integration rather than authentication.

Legal costs associated with obtaining and protecting trademarks and patents are capitalized and, when perfected, amortized over five years. As of June 30, 2001, one patent was perfected and amortization expense was recorded accordingly.

Valuation of Long-Lived Assets - The Company periodically reviews long-lived assets, including identifiable intangible assets, whenever events or changes in circumstances indicate that the carrying amount of an asset may be impaired and not recoverable. Adjustments are made if the sum of the expected future undiscounted operating cash flows is less than the carrying amount.

Revenue Recognition - The Company recognizes revenue when earned, in accordance with American Institute of Certified Public Accountants Statement of Position (SOP) 97-2, Software Revenue Recognition, and SOP 98-9, Modification of SOP 97-2 with Respect to Certain Transactions. Royalties based upon licensees' revenues or usage are recognized as licensees' revenues are earned or usage occurs. Maintenance and subscription revenue is recognized ratably over the contract period. Revenue attributable to significant undelivered elements is recognized over the contract period as elements are delivered. Revenues from fixed-price service contracts and software development contracts requiring significant production, modification, or customization are recognized using the percentage-of-completion method. Revenue from service contracts that are based on time incurred is recognized as work is performed.

Research and Development Costs - Research and development costs are expensed as incurred. Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, does not materially affect the Company.

Income Taxes - The Company accounts for income taxes using the liability method. Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial and income tax purposes at enacted tax rates. Deferred tax amounts represent the future tax consequences of those differences, which will be either deductible or taxable when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The Company files a consolidated tax return in the United States. It files separate tax returns for each of its Canadian subsidiaries in Canada. Additionally, the Canadian subsidiaries are subject to provincial income taxes in Canada.

Foreign Currency Translation - All asset and liability accounts of Canadian operations are translated into U.S. dollars at current exchange rates. Revenues and expenses are translated using the average exchange rate prevailing during the period. Foreign currency translation adjustments are reported as a component of accumulated other comprehensive income.

Earnings Per Share - The Company reports earnings per share in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share.

Segment Information - Pursuant to SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company has disclosed information on revenues earned and long-lived assets located in geographic areas, as well as data about major customers. SFAS No. 131 disclosure requirements with regards to segment reporting for various products and services are not applicable, as management believes that, according to SFAS No. 131, the Company has only one segment.

New Accounting Standards - In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill, as well as intangible assets deemed to have indefinite lives, will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

Currently, the Company has no intangible assets that are categorized as having indefinite lives and is unable to assess the future financial statement effects, if any, of the application of the provisions of these Statements.

Note 3 - Mergers and Acquisitions

DataXchg

In October 1999, the Company and one of its non-employee directors, David Webber, co-founded DataXchg, Inc. ("DataXchg"), a Delaware corporation. The Company received 40% of common shares and David Webber received the other 60%. In exchange for the shares, the parties agreed to transfer all rights to certain technology and other intellectual property related to certain B2B (Business-to-Business) and XML-EDI (Electronic Data Interchange) solutions. Neither party had a historical cost basis in the assets that were transferred to DataXchg.

Effective June 28, 2000 the Company acquired in a tax-free exchange Mr. Webber's 60% interest in DataXchg in exchange for the issuance of 1,000,000 shares of the Company's common stock.  For financial reporting purposes, the acquisition was accounted for as a purchase.  A $1,000,000 value was assigned to the shares given as consideration for the purchase, based on the share price of other issuances of Company stock during the period the parties agreed in substance to the terms of the purchase. The purchase price was allocated to the technology rights held by DataXchg and is being amortized over four years.  Management has reviewed the $750,000 carrying amount of the technology rights and has identified no events or changes in circumstances that would indicate that the carrying amount may not be recoverable.

DataXchg had no history of operations; through June 28, 2000, it had no revenues or expenses.  Accordingly, there are no pro forma results of operations to report for periods ended prior to that date that include DataXchg.

Prior to the business combination with DataXchg, the Company's 40% investment was carried at cost, adjusted for its proportionate share of undistributed earnings or losses.  Through June 28, 2000, DataXchg had no earnings or losses.

Bluestream Database Software Corp.

On January 17, 2001, the Company, through a newly incorporated subsidiary, 620486 BC Ltd., acquired the issued shares of Bluestream Database Software Corp. ("Bluestream"), a British Columbia, Canada corporation. Consideration comprised $243,000 in cash and promissory notes, shares of preferred stock of 620486 BC Ltd. convertible to 100,000 shares of the Company's common stock and assumption of $82,000 in liabilities due to the shareholder of Bluestream Database Software Corp. The 100,000 shares of preferred stock of 620486 BC Ltd. are accounted for as minority interest in the Company. The total purchase amounted to $438,300 including acquisition costs of $13,300. Intellectual property rights relating to this transaction of $427,300 will be amortized on a straight-line basis over 48 months. BlueStream had developed native XML database technology that the Company markets as GoXML- DB. The acquisition was accounted for as a purchase transaction. Operations of Bluestream prior to the acquisition were not considered significant.

Note 4 - Property and Equipment

Property and equipment consist of the following:

	2001	2000
Computer hardware	$ 340,107	$ 141,215
Computer software	66,637	8,553
Leasehold improvements	28,104	9,975
Office equipment	70,470	37,406
	505,318	197,149
Accumulated depreciation	(155,990)	(38,516)
	$ 349,328	$ 58,633

Note 5 - Income Taxes

Net income (loss) before provision for income taxes consists of the following:

	2001	2000
U.S. operations	$(4,687,497)	$(1,695,101)
Canadian operations	275,518	129,069
	$(4,411,979)	$(1,566,032)

The provision for income taxes consists of the following:

	2001	2000
Current expense
Foreign	$ 295,312	$ 7,209
Deferred expense (benefit)
U.S.	(1,727,860)	(576,300)
Foreign	(32,566)	48,300
Change in valuation allowance	1,783,703	528,000
	$ 318,589	$ 7,209

The total provision differs from the amount computed using U.S. federal statutory income tax rates as follows:

	2001	2000
Net loss before provision for income taxes	$(4,411,979)	$(1,566,032)
U.S. statutory rate	34%	34%
Tax benefit at statutory rate	(1,500,073)	(532,500)
Excess income tax expense in Canada and other	34,959	11,709
Increase in valuation allowance	1,783,703	528,000
	$ 318,589	$ 7,209

The tax effects of temporary differences that give rise to deferred tax assets (liabilities) are as follows:

	2001	2000
Assets
Net operating loss carryforwards	$ 2,199,923	$ 557,300
Stock-based compensation	25,969	19,000
Foreign currency translation adjustment	4,036	2,622
Foreign tax credit	134,111	-
Liabilities
Property and equipment basis and depreciation differences	(24,691)	-
Valuation allowance	(2,360,003)	(576,300)
Net deferred tax asset (liability)	$ (20,655)	$ 2,622

The Company has approximately $6.4 million of U.S. net operating loss carryforwards, which will begin to expire in 2020. Uncertainty exists surrounding realization of the benefit of the loss carryforwards; and, accordingly, the Company has recorded a $2,360,003 valuation allowance to reduce deferred tax assets to an amount that will more likely than not be realized.

Under existing tax laws, undistributed earnings of foreign subsidiaries are not subject to U.S. tax until distributed as dividends. Currently, the Company's Canadian subsidiaries have no undistributed earnings. In the event such earnings accumulate, they would be considered to be indefinitely reinvested, and no deferred income taxes would be provided on such amounts.

Note 6 - Earnings Per Share

The numerators and denominators of basic and diluted earnings per share are as follows:

	2001	2000
Numerator - net loss	$ (4,730,568)	$ (1,573,241)
Denominator - weighted average number of shares outstanding	27,520,781	21,205,800

As described in Note 7 and Note 8, during fiscal 2001, the Company granted stock options and warrants to purchase up to 10,888,000 shares of common stock. These shares were not included in computing diluted earnings per share because their effects were antidilutive.

Note 7 - Stockholders' Equity

Preferred Stock

The Company has 100,000,000 authorized shares of $0.01 par value preferred stock. The Board of Directors may authorize issuance of any number of shares in series and assign specific rights and preferences to each series without limitation. As of June 30, 2001 and 2000, no shares have been issued.

Common Stock and Stock Warrants

The Company has a single class of $0.0001 par value common stock. Authorized shares total 500 million. After giving effect to the Agreement discussed in Note 1 and a ten for one stock split authorized on August 3, 1999, the Company had 27.5 million shares issued and outstanding at June 30, 2000. At June 30, 2001, the Company had 27.6 million shares issued (or committed to be issued) and outstanding.

During fiscal 2001, the Company entered into the equity transactions described below. All issuances are exempt from registration in reliance on Rule 506 of Regulation D or Section 4(2) of the Securities Act of 1933.

1)

On October 2, 2000, the Board of Directors approved a revision to the 2,330,000 warrants issued in August 1999. The warrants were originally exercisable to purchase stock at $4.00 per share of common stock until February 2000 and thereafter at $6.00 per share. In February 2000, the Company extended the $4.00 exercise price until December 2000, and in October 2000, the $4.00 exercise price was again extended until June 2001. On March 9, 2001, the Board of Directors approved a further revision to these warrants to reflect an adjustment of the exercise price to $2.00, until September 30, 2001.

2)

On October 4, 2000, the Board of Directors approved a revision to the 4,625,000 warrants issued in April and May 2000. The warrants were originally exercisable to purchase stock at $4.00 per share of common stock until October 2000 and thereafter at $6.00 per share. The Company extended the $4.00 exercise price until March 31, 2001. On March 9, 2001, the Board of Directors approved a further revision to these warrants to reflect an adjustment of the exercise price to $2.00, until September 30, 2001.

3)

Effective March 26, 2001, the Company issued 60,000 shares to MarketByte, LLC, in consideration of its services to the Company. The services were valued based on the fair market value of the stock of $0.85 per share. On March 9, 2001, the Board of Directors approved the issuance of 60,000 warrants to purchase shares of common stock in connection with the services provided by MarketByte, LLC at an exercise price of $2.00 per share on or before May 2, 2002.

Note 8 - 1999 Stock Plan

On October 19, 1999, the Company adopted a stock incentive plan (the "1999 Stock Plan") to provide incentives to employees, directors and consultants. At the Company's annual general meeting, held May 14, 2001, the Company's shareholders approved an increase in the number of options under the 1999 Stock Plan from 4,000,000 to 6,000,000. Accordingly the Company has reserved a total of 6,000,000 shares of Common Stock for issuance with the maximum term of options being ten years. The Board of Directors has the exclusive power over the granting of options and their vesting provisions. As of June 30, 2001, the Company has granted 3,441,500 options to employees, directors and consultants, 268,500 of which were forfeited during the year. The options have a seven-year term.

A summary of the status of the Plan during fiscal 2001 is as follows:

	Number of Options	Weighted Average Exercise Price
Options outstanding at June 30, 2001
Granted	3,441,500	$ 1.00
Exercised	-	-
Forfeited	(268,500)	0.98
Options outstanding at June 30, 2001	3,173,000	$ 1.04
Options exercisable at June 30, 2001	1,915,700	$ 1.00

A summary of stock options outstanding at June 30, 2001 is as follows:

	Options Outstanding			Options Exercisable
		Weighted-
		Average	Weighted
Range of		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life	Price	Exercisable	Price
$0.78	239,500	6.67 years	$0.78	-	-
$0.81	100,000	6.75 years	$0.81	100,000	$0.81
$0.82	53,500	6.85 years	$0.82	-	-
$0.92	20,000	6.75 years	$0.92	-	-
$1.00	2,710,000	6.37 years	$1.00	1,790,700	$1.00
$2.00	25,000	6.00 years	$2.00	25,000	$2.00
$3.00	25,000	6.00 years	$3.00	-	-
	3,173,000			1,915,700

Subsequent to year end, the Company's Board of Directors approved a repricing of incentive stock options. Options priced between $0.78 and $1.00 were repriced to $0.35, options priced at $2.00 were repriced to $0.70 and options priced at $3.00 were repriced to $1.50.

The Company applies the provision of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations to account for its stock-based awards. Accordingly, costs for employee stock options or issuance of shares is measured as the excess, if any, of the fair value of the Company's common stock at the measurement date over the amount the employee must pay to acquire the stock. The cost for the issuance of options to non-employees is based on the fair value of the options granted at the date the services were performed using the Black-Scholes option pricing model. Stock-based compensation expense recognized during fiscal 2001 was $20,496.

SFAS No. 123, Accounting for Stock-Based Compensation, requires disclosure of the pro forma effect of applying the fair value method of accounting for stock options issued to employees. The Company uses the Black-Scholes option-pricing model to compute estimated fair value, based on the following assumptions:

Risk-free interest rate	5.7%
Dividend yield rate	0.0%
Price volatility	47.9%
Weighted average expected life of options	3 years

In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation. FASB Interpretation No. 44 clarifies that non-employee members of an entity's Board of Directors do not meet the definition of an employee, in which case the requirements of SFAS No. 123 must be applied. However, an exception is made to require the application of APB Opinion No. 25 to stock compensation granted to a non-employee director for services provided as a director if the director was (a) elected by stockholders or (b) appointed to a board position that will be filled by stockholder election when the existing term expires.

The pro forma effect of applying the fair value method of accounting for options issued to employees and directors results in a $567,600 and $133,400 increase in net loss and a $0.02 and $0.01 increase in net loss per share for the years ended June 30, 2001 and 2000, respectively.

Note 9 - Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, securities available for sale, and trade accounts receivable. The Company places its temporary cash investments with major U.S. and Canadian banks and a U.S. brokerage firm. Cash deposited with U.S banks are insured up to $100,000. Cash deposited with Canadian banks are insured up to Cdn $60,000. Securities, mutual funds, and other investments maintained with a U.S. brokerage firm are insured up to certain limits. The Company's investments may exceed these limits at times.

The Company extends credit to customers based on evaluation of customers' financial condition and credit history. Collateral is generally not required. Customers include U.S., Canadian, and Korean entities engaged in e-commerce and software development.

Note 10 - Fair Value of Financial Instruments

The fair values of cash, cash equivalents and trade accounts receivable and payable, and accrued liabilities all approximate their fair value due to the short-term nature of the instruments. Investments in securities available for sale are reported at fair value.

Note 11 - Geographic Information And Major Customers

Geographic Information

Following is a summary of revenues and long-lived assets related to the respective countries in which the Company operates. Revenues are attributed to countries based on location of customers.

	2001		2000
		Long-Lived	Long-Lived
	Revenues	Assets	Revenues	Assets
United States	$ 272,353	$ 50,642	$ 7,254	$ -
Canada	28,713	298,686	30,731	158,633
Korea	934,800	-	15,200	-
Consolidated totals	$1,235,866	$ 349,328	$ 53,185	$ 158,633

Major Customers

The Company's major customers during the 2001 fiscal year were B2B internet inc. and Engineering, Management & Integration Inc. The revenue earned from these customers accounted for 87% of the Company's total revenue.

Note 12 - Lease Commitment

The Company leases its Vancouver, British Columbia operating facility. The lease commenced on June 1, 2000 and runs for five years. The lease agreement requires that the Company pay its proportional share of operating costs and property taxes.

In September 2000, the Company entered into a lease agreement for additional space in the same building as described above. This lease commences on December 1, 2000 and runs for four years and six months. The monthly lease payments are $800, however, the facility is provided at no charge for the first four months of the lease. The lease agreement also requires that the Company pay its proportional share of operating costs and property taxes.

Effective January 2001, the Company entered into a lease agreement for office space in New York City. The lease commenced on February 1, 2001 and has a term of 23 months. The monthly lease payments are $7,933. The Company was required to deposit $198,000 into an interest-bearing trust account from which the monthly lease payments will be drawn. The lease agreement also requires that the Company pay its proportional share of operating costs and property taxes.

Future minimum lease payments required under the lease, excluding the Company's share of operating costs and property taxes, are as follows:

Year Ending June 30,
2002	$ 145,700
2003	119,700
2004	72,100
2005	66,100
$ 403,600

The effects of scheduled rent increases and "rent holidays" are recognized on a straight-line basis over the respective lease terms. During 2001 and 2000, rent expense was $161,500 and $73,700, respectively.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

XML - Global Technologies, Inc.

12,325,000 Shares of Common Stock

January __, 2002

Until ___________, 2000 (25 days after the date of this prospectus), all dealers effecting transactions in the shares offered by this prospectus B whether or not participating in the offering B may be required to deliver a copy of this prospectus. Dealers may also be required to deliver a copy of this prospectus when acting as underwriters and for their unsold allotments or subscriptions.

TABLE OF CONTENTS
	Page
Prospectus Summary	2
Risk Factors	4
Certain Market Information	9
Forward-Looking Statements	10	____________________________
Dividend Policy	11
Capitalization	11	Prospectus
Selected Financial Data	12	____________________________
Management Discussion	13
Business	19
Management	31
Certain Transactions	37	January ___. 2002
Principal Stockholders	39
Additional Information	41
Selling Securityholders	42
Use of Proceeds	52
Plan of Distribution	52
Description of Securities	55
Legal Matters	56
Experts	56

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers.

       The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

       Sections 7-109-101 through 7-109-110 of the Colorado Corporation Code provide as follows:

7-109-101. Definitions. As used in this article:

(1) "Corporation" includes any domestic or foreign entity that is a predecessor of a corporation by reason of a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

(2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan. A director is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

(3) "Expenses" includes counsel fees.

(4) "Liability" means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses.

(5) "Official capacity" means, when used with respect to a director, the office of director in a corporation and, when used with respect to a person other than a director as contemplated in section 7-109-107, the office in a corporation held by the officer or the employment, fiduciary, or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. "Official capacity" does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

(6) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.
(7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.
7-109-102. Authority to indemnify directors.

(1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

(a) The person conducted himself or herself in good faith; and
(b) The person reasonably believed:
(i) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and
(ii) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and
(c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

(2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (ii) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

(3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

(4) A corporation may not indemnify a director under this section:
(a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

  (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

(5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

7-109-103. Mandatory indemnification of directors. Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

7-109-104. Advance of expenses to directors.
(1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:
(a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;

  (b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

(c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

(2) The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

(3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.
7-109-105. Court-ordered indemnification of directors.

(1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

  (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

  (b) If it determines that the director is fairly and reasonable entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102 (1) or was adjudged liable in the circumstances described in section 7-109-102 (4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102 (4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

7-109-106. Determination and authorization of indemnification of directors.

(1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104 (1) (a) and (1) (b) are received and the determination required by section 7-109-104 (1) (c) has been made.

(2) The determinations required by subsection (1) of this section shall be made:

  (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

  (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

(3) If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

  (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

(b) By the shareholders.

(4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

7-109-107. Indemnification of officers, employees, fiduciaries, and agents.
(1) Unless otherwise provided in the articles of incorporation:

  (a) An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

(b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

(c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

7-109-108. Insurance. A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

7-109-109. Limitation of indemnification of directors.

(1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the article of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

(2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

7-109-110. Notice to shareholder of indemnification of director. If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

* * *

       Article IX, Section 1 of the Articles of Incorporation of the Company provides, in pertinent part:

The Board of Directors of the corporation shall have the power to indemnify any director, officer, employee or agent of the corporation to the fullest extent permitted by the Colorado Corporation Code as presently existing or as hereafter amended.

       Article XII of the Articles of Incorporation of the Company provides, in pertinent part:

To the fullest extent permitted by the Colorado Corporation Code as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Item 25.    Other Expenses of Issuance and Distribution.

       The estimated expenses of the offering, all of which are to be borne by the Company, are as follows:

SEC Filing Fee	$ 9,636.66
Printing Expenses	5,000.00
Accounting Fees and Expenses	25,000.00
Legal Fees and Expenses	25,000.00
Blue Sky Fees and Expenses	5,000.00
Registrar and Transfer Agent Fee	5,000.00
Miscellaneous	25,363.34
Total	$100,000.00

Item 26.    Recent Sales of Unregistered Securities.

       1.     In August 1999, the Company issued 12,500,000 shares of common stock in exchange for 12,500,000 shares of common stock of XML Technologies, Inc., a Nevada corporation. The shares were issued to 23 persons, all of whom qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

       2.     In August 1999, we issued and sold a total of 2,330,000 units in consideration of $1.00 per unit. The units consisted of one share of common stock and one warrant exercisable until December 31, 2000 to purchase an additional share of common stock at an exercise price of $4.00 per share. The shares were issued exclusively to investors who qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

       3.     In September 1999, we issued warrants exercisable to purchase 200,000 shares of our common stock at an exercise price of $5.00 per share to a consultant in consideration of consulting services. The warrants were issued to one consultant who qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act.

       4.     In January 2000, we issued to one private investment fund 500,000 units in consideration of payment in the amount of $2.00 per unit. Each unit consisted of two shares of our common stock, one warrant exercisable for three years to purchase an additional share of common stock at $2.00 per share and an additional warrant exercisable for 60 days to purchase an additional share of common stock at an exercise price of $.07 per share. The units were issued to one institutional investor that qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

       5.     In February 2000, we sold to a private trust 500,000 units at a price of $1.00 per unit. Each unit consisted of one share of common stock and one warrant exercisable until December 31, 2000 to purchase an additional share of common stock at an exercise price of $4.00 per share. The investor qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

       6.     In April 2000, we sold to two investors 150,000 units at a price of $1.00 per unit. Each unit consisted of one share of our common stock and one additional warrant exercisable until December 31, 2000 to purchase an additional share of common stock at an exercise price of $4.00 per share. The investors qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

       7.     In April 2000, we sold an aggregate of 92.5 units at a price of $75,000 per unit. Each unit consisted of 50,000 shares of our common stock and 50,000 warrants exercisable for 18 months to purchase an additional share of common stock, initially at an exercise price of $4.00 per share and $6.00 after six months. The units were sold to 50 investors, each of which qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

       8.     In April 2000, we issued to an investment banker a unit purchase option exercisable to purchase for 18 months 9.25 units at an exercise price of $75,000 per unit. Each unit consists of 50,000 shares of our common stock and 50,000 warrants. The investment banker qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

       9.     In March 2000, we issued 500,000 shares of our common stock in consideration of $.07 per share pursuant to the exercise of the warrant issued to the private investment fund as part of the units identified in Paragraph 4 above. The shares were issued to one investor who qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

       10.     In April 2000, we sold to the same private trust identified in Paragraph 5 above an additional 500,000 units at a price of $1.00 per unit. Each unit consisted of one share of common stock and one warrant exercisable until December 31, 2000 to purchase an additional share of common stock at an exercise price of $4.00 per share. The investor qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

       11.     In June 2000, we issued to Mr. David Webber, one of our directors, 1,000,000 shares of our common stock in exchange for 60% of the issued and outstanding shares of common stock of DataXchg, Inc. Mr. Webber qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

       12.     In January 2001, we issued to Mr. James Tivy the sole shareholder of Bluestream Database Software Corporation, 100,000 shares of convertible preferred stock of our wholly-owned subsidiary, 620486BC, Ltd., a Canadian corporation, which shares are convertible into 100,000 shares of our common stock. Mr. Tivy qualified as an "accredited investor" within the meaning of Rule 501(a) under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

       13.      In December 2001, we issued to Mr. Joshua Sall, in compensation for consulting services, 200,000 shares of our common stock. Mr. Sall qualified as an "accredited investor" within the meaning of Rule 501(a) under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemption set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Item 27.     Exhibits

       a.    The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit No.		Title
*	3.1	Articles of Incorporation dated June 11, 1991
***	3.2	Articles of Amendment to Articles of Incorporation dated October 19, 1999
*	3.3	Bylaws
***	4.1	Specimen Common Stock Certificate
***	4.2	Specimen Warrant Certificate
***	4.3	1999 Equity Incentive Plan
	5.0	Opinion of Neuman & Drennen, LLC
**	10.1	Agreement and Plan of Reorganization dated as of August 27, 1999
***	10.2	Purchase Agreement between International Capital Funding, Inc. and Jonathan Cohen dated September 1, 1999
***	10.3	Registration Rights Agreement between International Capital Funding, Inc. and Jonathan Cohen dated September 1, 1999
***	10.4	Joint Venture Technology Agreement between XML - Global Technologies, Inc., Gnosis, Inc. and David R. R. Webber dated as of November 18, 1999
***	10.5	Consulting Agreement between Data Xchg, Inc. and David Webber
***	10.6	License Agreement between Data Xchg, Inc. and XML - Global Technologies, Inc.
***	10.7	Pre-Incorporation Agreement between XML - Global Technologies, Inc. and David Webber
***	10.8	Form of Lock-up and Vesting Agreement
***	10.9	Securities Purchase Agreement between XML - Global Technologies, Inc. and XML Fund, LLC dated January 13, 2000
***	10.10	Securities Purchase Agreement between XML - Global Technologies, Inc. and XML Fund, LLC dated April 5, 2000
***	10.11	Securities Purchase Agreement between XML - Global Technologies, Inc. and the Tomasovich Family Trust
***	10.12	Securities Purchase Agreement between XML - Global Technologies, Inc. and Tomasovich Family Trust
***	10.13	Unit Purchase Option Agreement between XML - Global Technologies, Inc. and Westminster Securities Corp.
***	10.14	Commercial Lease with Radical Entertainment Ltd. dated May 5, 1999
***	10.15	Software Development and License Agreement between B2Binternet, Inc. and XML - Global Technologies, Inc. dated June 12, 2000
***	10.16	Letter Agreement between PenOp, Limited and XML - Global Technologies, Inc. dated June 1, 2000
****	10.17	Agreement to Exchange Stock dated June 28, 2000 with David Webber
*****	10.18	Employment Agreement dated as October 16, 2000 between XML - Global Technologies, Inc. and Gordon Ebanks
******	10.19	Agreement and Plan of Reorganization with BlueStream Database Software Corporation
******	10.20	Employment Agreement of James Tivy
	10.21	Employment Agreement of Peter Shandro
	10.22	Employment Agreement of Tim Ruggles
***	22.0	List of Subsidiaries
	23.1	Consent of Neuman & Drennen, LLC
	23.2	Consent of Moss Adams

_________________

*	Incorporated by reference from the Registration Statement on Form 10-SB filed with the Commission on November 18, 1997
**	Incorporated by referenced from the Current Report on Form 8-K which was filed with the Commission on September 8, 1999
***	Incorporated by reference from the Registration Statement on Form SB-2 which was filed with the Commission on October 3, 2000
****	Incorporated by reference from the Current Report on Form 8K which was filed with the Commission on June 30, 2000.
*****	Incorporated by reference from the Annual Report on Form 10-KSB which was filed with the Commission on September 28, 2001.
******	Incorporated by reference from the Current Report on Form 8K dated January 17, 2001 which was filed with the Commission on February 6, 2001.
*******	Previously filed.

Item 28.    Undertakings

       The undersigned Registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
	(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");
	(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;
	(iii)	Include any additional or changed material information on the plan of distribution.
2.

That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

       Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

       In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Pre-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized. In the City of Vancouver, British Columbia, Canada, on the 11th day of January, 2002.

XML - GLOBAL TECHNOLOGIES, INC.,a Colorado corporation
By: /s/ Peter Shandro Peter Shandro, President

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with XML - Global Technologies, Inc. and on the dates indicated.

Signature	Title	Date
/s/ Peter Shandro Peter Shandro	Chairman of the Board, CEO, President and Director	01/11/02

/s/ Duane Nickull Duane Nickull	Chief Technology Officer, Director	01/11/02

/s/ Simon Anderson Simon Anderson	Chief Financial Officer, Director	01/11/02

/s/ David Webber David Webber	Director	01/11/02

/s/ Dick Hardt Dick Hardt	Director	01/11/02